Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

MARNELL GAMING, LLC

and

GOLDEN ENTERTAINMENT, INC.

dated as of

July 14, 2018

US-DOCS\101513283.1

TABLE OF CONTENTS

Page
Article I. Definitions	1
Section 1.01	Definitions1
Article II. Purchase and sale	14
Section 2.01	Purchase and Sale14
Section 2.02	Payment at Closing15
Section 2.03	Determination of LTM EBITDARM15
Section 2.04	Estimated Closing Statement; Cash Count16
Section 2.05	Cash Consideration Adjustment.17
Section 2.06	Allocation of Purchase Price19
Section 2.07	Withholding.20
Section 2.08	Closing20
Article III. Representations and warranties of seller	21
Section 3.01	Organization, Good Standing and Authority of Seller21
Section 3.02	Organization, Good Standing and Qualification of the Company Entities21
Section 3.03	Capitalization21
Section 3.04	No Subsidiaries22
Section 3.05	No Conflicts; Consents22
Section 3.06	Financial Statements23
Section 3.07	Undisclosed Liabilities23
Section 3.08	Absence of Certain Changes; Events and Conditions23
Section 3.09	Material Contracts24
Section 3.10	Title to Assets; Real Property25
Section 3.11	Condition and Sufficiency of Assets27
Section 3.12	Intellectual Property; Information Technology27
Section 3.13	No Denial or Revocation of Gaming Licenses28
Section 3.14	Absence of Litigation28
Section 3.15	Insurance28
Section 3.16	Governmental Orders29
Section 3.17	Compliance with Laws; Permits29
Section 3.18	Environmental Matters29
Section 3.19	Employee Benefit Matters30
Section 3.20	Employment Matters33
Section 3.21	Taxes35
Section 3.22	Understandings or Arrangements, Seller Status, etc.36
Section 3.23	Affiliate Transactions37
Section 3.24	No Brokers37
Section 3.25	No Other Representations or Warranties37

Article IV. Representations and warranties of buyer	38
Section 4.01	Organization, Good Standing and Authority of Buyer38
Section 4.02	No Conflicts; Consents38
Section 4.03	Issued Shares39
Section 4.04	No Brokers39
Section 4.05	Legal Proceedings39
Section 4.06	Available Funds; Solvency.39
Section 4.07	SEC Filings.39
Section 4.08	No Denial or Revocation of Gaming Licenses41
Section 4.09	Non-Reliance.41
Section 4.10	No Other Representations or Warranties41
Article V. Covenants	42
Section 5.01	Conduct of Business Prior to the Closing42
Section 5.02	Access to Information44
Section 5.03	No Solicitation of Other Bids44
Section 5.04	Notice of Certain Events45
Section 5.05	Resignations46
Section 5.06	Confidentiality46
Section 5.07	Non-competition; Non-solicitation46
Section 5.08	Filings; Other Actions; Notifications47
Section 5.09	Securities Laws49
Section 5.10	Books and Records50
Section 5.11	Closing Conditions51
Section 5.12	Public Announcements51
Section 5.13	Fees and Expenses52
Section 5.14	Affiliate Transactions52
Section 5.15	Employee Matters53
Section 5.16	Listing of Issued Shares53
Section 5.17	Financing Cooperation53
Section 5.18	Financial Statements54
Section 5.19	Further Assurances54
Section 5.20	Permit Cooperation54
Section 5.21	Completion of Certain Matters Prior to Closing54
Article VI. Tax matters	55
Section 6.01	Tax Covenants55
Section 6.02	Termination of Existing Tax Sharing Agreements55
Section 6.03	Tax Returns55
Section 6.04	Contests56
Section 6.05	Cooperation and Exchange of Information56
Section 6.06	Overlap57
Article VII. Conditions to closing	57

2

Section 7.01	Conditions to Obligations of All Parties57
Section 7.02	Conditions to Obligations of Buyer57
Section 7.03	Conditions to Obligations of Seller58
Article VIII. Indemnification	59
Section 8.01	Survival59
Section 8.02	Indemnification By Seller59
Section 8.03	Indemnification By Buyer60
Section 8.04	Certain Limitations60
Section 8.05	Indemnification Procedures61
Section 8.06	Payments63
Section 8.07	Tax Treatment of Indemnification Payments63
Section 8.08	Effect of Investigation63
Section 8.09	Release64
Section 8.10	Exclusive Remedies64
Article IX. Termination	64
Section 9.01	Termination64
Section 9.02	Effect of Termination65
Article X. Miscellaneous	65
Section 10.01	Notices65
Section 10.02	Interpretation66
Section 10.03	Headings67
Section 10.04	Severability67
Section 10.05	Entire Agreement67
Section 10.06	Successors and Assigns67
Section 10.07	No Third-party Beneficiaries68
Section 10.08	Amendment and Modification; Waiver68
Section 10.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial68
Section 10.10	Specific Performance69
Section 10.11	Counterparts69
Section 10.12	Limitation on Recourse69
Section 10.13	Conflict Waiver; Privilege70

EXHIBITS

Exhibit A – Form of Stockholders Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Assignment and Assumption Agreement

3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 14, 2018 (the “Effective Date”), is entered into between Marnell Gaming, LLC, a Nevada limited liability company (“Seller”), and Golden Entertainment, Inc., a Minnesota corporation (“Buyer”).  Seller and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding Member’s Interests (as defined in the Colorado Belle Operating Agreement and Edgewater Gaming Operating Agreement, respectively) (collectively, the “Membership Interests”), in Colorado Belle Gaming, LLC, a Nevada limited liability company, and Edgewater Gaming, LLC, a Nevada limited liability company (each individually, a “Company” and collectively, the “Company Entities”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, one hundred percent (100%) of the Membership Interests of each Company in exchange for the Purchase Price, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I.
Definitions

Definitions

.  As used herein, the following terms have the following meanings:

“$” means dollars, the lawful currency of the United States.

“Accounting Firm” has the meaning set forth in Section 2.03(b).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any action, lawsuit, arbitration, inquiry, audit, litigation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Additional Share Consideration” means an amount equal to the lesser of (i) $22,000,000 and (ii) the product of (x) 8.0 multiplied by (y) the LTM EBITDARM Excess.  For the avoidance of doubt, if the LTM EBITDARM Excess is zero or negative, the Additional Share Consideration shall be zero.

“Additional Shares” means a number of shares of Buyer Common Stock equal to (x) the Additional Share Consideration divided by (y) the Signing Share Price, rounded to the nearest whole share.  For the avoidance of doubt, if the Additional Share Consideration is zero, the number of Additional Shares shall be zero.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 3.23.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.02(e).

“Auditors” has the meaning set forth in Section 5.18.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Cash Consideration” means $155,000,000.

“Base Share Consideration” means $13,000,000.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Indemnitee” and “Buyer Indemnitees” have the meaning set forth in Section 8.02.

“Buyer SEC Documents” has the meaning set forth in Section 4.07(a).

“Cage Cash” has the meaning set forth in Section 2.04(b).

“Cash Consideration” has the meaning set forth in Section 2.02(a)(i).

“Cash Count” has the meaning set forth in Section 2.04(b).

“Casualty Loss” has the meaning set forth in the definition of “Closing Date Principles”.

“Closing” has the meaning set forth in Section 2.08

“Closing Date” has the meaning set forth in Section 2.08.

“Closing Date Principles” means GAAP; provided, however, that (a) none of the Estimated Closing Statement, the Estimated Cash Consideration, the Closing Statement, the Final Cash Consideration or any component of any of the foregoing shall take into account or give effect to (i) any change in the balance sheet of either Company as a result of (A) any financing transaction entered into by Buyer or any of its Affiliates in connection with the transactions contemplated hereby, (B) any transfer of cash by or on behalf of Buyer or its Affiliates to the Company Entities or (C) any payment of Indebtedness or Company Transaction Expenses by or on behalf of Buyer or any of its Affiliates at or after the Closing; (ii) any purchase accounting adjustments; or (iii) any increase in assets or decrease in Liabilities as a result of any Tax benefits related to the transactions contemplated hereby or any expenses related thereto, and (b) if, on or prior to the Closing Date, there shall occur any physical damage to or destruction of, or theft or similar Loss of, any of the noncurrent assets of a Company (each, a “Casualty Loss”) in excess of $25,000, Closing Working Capital shall exclude the amount of the excess, if any, of (i) the aggregate amount of any insurance proceeds collected or receivable by such Company in respect of each Casualty Loss exceeding $25,000, over (ii) the aggregate amount of cash spent, and current Liabilities incurred, by the Company Entities in connection with such Casualty Loss or any substitution or replacement of the applicable non-current asset.

“Closing Indebtedness” has the meaning set forth in Section 2.05(a).

“Closing Indebtedness Estimate” has the meaning set forth in Section 2.02(a)(i).

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Closing Working Capital” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Belle Operating Agreement” means the Second Amended and Restated Operating Agreement of Colorado Belle Gaming, LLC, effective July 7, 2015, by Seller.

“Company” or “Company Entities” has the meaning set forth in the recitals.

“Company EBITDARM” means the consolidated earnings before interest, Taxes, depreciation, amortization, rent and management fees of the Company Entities, calculated (a) in accordance with GAAP and (b) in a manner consistent with the calculation set forth in Section 1.01(a) of the Disclosure Schedule.

“Company Entity Benefit Plans” has the meaning set forth in Section 5.15.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by each Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which either Company is a party or otherwise bound, but excluding (a) nonexclusive inbound licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms, (b) open source licenses, (c) nondisclosure agreements and confidentiality obligations, and (d) agreements with current and former employees or independent contractors.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Personal Property Lease Agreements” means (i) the Personal Property Lease dated as of April 20, 2018, between Colorado Belle Gaming, LLC, and Smooth Bourbon, LLC, a Nevada limited liability company, and (ii) the Personal Property Lease dated as of April 20, 2018, between Edgewater Gaming, LLC, and Smooth Bourbon, LLC.

“Company Ground Lease Agreement” means the Real Estate Ground Lease Agreement dated as of April 20, 2018, between Colorado Belle Gaming, LLC, and Smooth Bourbon, LLC.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred by a Company or Seller (to the extent that a Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); (b) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by either Company with respect thereto) payable by either Company, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, without limitation, any such amounts payable to any employee, director or consultant (as applicable) of either Company at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements), or (c) amounts contemplated to be Company Transaction Expenses under Section 5.14(b), in the case of each of clauses (a), (b) and (c), to the extent (i) unpaid immediately following the Closing or (ii) paid by or on behalf of Buyer or any of its Affiliates at or after the Closing.

“Company Transaction Expenses Estimate” has the meaning set forth in Section 2.02(a)(i).

“Competing Business” means conducting Gaming Activities in Laughlin, Nevada or in any location within a seventy-five (75) mile radius of Laughlin, Nevada, excluding the city limits of Henderson, Nevada.

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement dated as of February 21, 2018, by and between Buyer and Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Debt Financing” means the debt financing that may be incurred by Buyer or any of its subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed EBITDARM Item” has the meaning set forth in Section 2.03(b).

“Disputed Item” has the meaning set forth in Section 2.05(b).

“EBITDARM Notice of Disagreement” has the meaning set forth in Section 2.03(b).

“EBITDARM Resolution Period” has the meaning set forth in Section 2.03(b).

“EBITDARM Statement” has the meaning set forth in Section 2.03(a).

“Edgewater Gaming Operating Agreement” means the First Amended and Restated Operating Agreement of Edgewater Gaming, LLC, effective July 7, 2015, by Seller.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, warrant, security interest, mortgage, deed of trust, easement, assignment, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a)

the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, but is not limited to, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with either Company or any of its Affiliates as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Cash Consideration” has the meaning set forth in Section 2.04(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Exchange Act” the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” means any and all Liabilities (i) to the extent relating to or arising from the ownership or operation of the business of Seller or any of its Affiliates (other than the businesses of the Company Entities as conducted prior to or as of the Closing), whether conducted prior to, on or after the Closing Date or (ii) set forth in Section 8.02(e) of the Disclosure Schedules.

“Final Cash Consideration” has the meaning set forth in Section 2.05(a).

“Final Invoices” has the meaning set forth in Section 2.04(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” means those representations and warranties set forth in Section 3.01 (Organization, Good Standing and Authority of Seller), Section 3.02 (Organization, Good Standing and Qualification of the Company Entities), Section 3.03 (Capitalization) and Section 3.24 (No Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all Permits issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the transactions contemplated by this Agreement and (a) with respect to Permits which are required to be obtained by Seller or either Company with respect to the transactions contemplated hereby, which are listed in Section 1.01(b) of the Disclosure Schedule, and (b) with respect to Permits which are required to be obtained by Buyer or any of its subsidiaries with respect to the transactions contemplated hereby, which are listed in Section 1.01(c) of the Disclosure Schedule.

“Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) Governmental Authorities of Clark County, Nevada and the unincorporated town of Laughlin, Nevada, and (d) any other Governmental Authority that holds regulatory, licensing or permit authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means (a) with respect to Seller and its subsidiaries (including the Company Entities), Nevada and, (b) with respect to Buyer and its subsidiaries, Nevada, Illinois, Maryland, Montana and Pennsylvania (application pending).

“Gaming Laws” means all Laws, statutes and ordinances (including the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463 and the regulations of the Gaming Authorities promulgated thereunder) pursuant to which any Gaming Authority possesses regulatory, Permit and licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all Orders, decisions, judgments, writs, injunctions, stipulations, awards, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such Laws, statutes, ordinances, Orders, decisions, judgments, writs, injunctions, stipulations, awards, decrees, rules, regulations and policies.

“Government Antitrust/Gaming Entity” has the meaning set forth in Section 5.08(d)(i).

“Governmental Authority” means the United States of America and any other (a) nation, kingdom, realm, federal, state, county, parish, municipal, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, division, bureau, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Governmental Order” means any Order, decision, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.05(b).

“Indebtedness” means, without duplication, with respect to the Company Entities, (a) all obligations for borrowed money; (b) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (c) all obligations of such Person evidenced by bonds (convertible or not), debentures, notes or similar instruments, but excluding undrawn surety bonds related to ongoing projects of such Person; (d) all obligations of such Person for the payment of deferred purchase price, “earnout” or similar consideration in respect of property or services; (e) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (valued at the termination value thereof); (f) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, to the extent drawn; (g) all obligations of such Person under any lease of (or other arrangement conveying the right to use) real or personal property which obligation has been, or is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP; (h) all obligations or Liabilities of such Person for accrued but unpaid interest, unpaid prepayment penalties, expenses, breakage fees, costs, make whole payments or premiums (to the extent due and payable) with respect to any Liability or obligation of a type described in clauses (a) through (g); (i) guarantees or other similar agreements

(contingent or otherwise) by such Person to give assurance to a creditor against loss, directly or indirectly, of payment or collection of any of the indebtedness or obligations of another Person of the type set forth in the foregoing clauses (a) through (h); and (j) any other items that Buyer and Seller after good faith discussion mutually agree in writing to include as Indebtedness (whether an obligation of Seller or the Company Entities) in the Closing Indebtedness Estimate.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, Twitter, Facebook and other social media user account administrator rights and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRS” means the Internal Revenue Service.

“Issued Shares” means, collectively, the Signing Shares and the Additional Shares (if any).

“IT Assets” shall mean computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all documentation associated therewith.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable due inquiry, of those Persons set forth in Section 1.01(d) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, injunctions, writs, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means any and all claims, demands, damages, Liabilities, deficiencies, Actions, interest, awards, fines, suits, proceedings, judgments, losses, charges, penalties, and fees, costs and expenses (including all reasonable attorneys’ fees and expenses, including those related to enforcing rights under this Agreement to the extent such Person prevails) sustained, suffered or incurred by any Indemnified Party in connection with, or related to, any matter which is the subject of indemnification under Article VIII; provided, however, that “Losses” (i) shall not include any punitive damages and (ii) shall not include any consequential (including lost profits, opportunity costs, diminution of value or loss of business reputation), indirect, incidental, exemplary or special damages solely to the extent such consequential, indirect, incidental, exemplary or special damages were not a reasonably foreseeable consequence of the event giving rise to such damages, except in the case of clauses (i) and (ii), to the extent paid or payable in connection with any Third Party Claim.  Losses shall not be calculated by applying any “multiple of profits”, “multiple of earnings” or “multiple of cash flow” or similar valuation methodology to such Losses.

“LTM EBITDARM” means Company EBITDARM for the period commencing on December 1, 2017 and ending on November 30, 2018, as determined in accordance with Section 2.03.

“LTM EBITDARM Excess” means an amount equal to LTM EBITDARM minus $21,000,000; provided, that, if LTM EBITDARM is less than or equal to $21,000,000, then the LTM EBITDARM Excess shall be zero.

“Material Adverse Effect” means any change, development, change in circumstance, effect, event or fact that individually or in the aggregate (a) has, or would reasonably be expected to have, a material and adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (b) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect pursuant to clause (a) above, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (i) general economic, political or financial market conditions, or changes in conditions generally affecting the industry in which either Company operates, including changes in interest or exchange rates or the availability of credit financing; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (iii) any natural or man-made disaster or acts of God; (iv) any failure by either Company to meet internal or published estimates, projections or forecasts in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur); (v) any change in accounting requirements or principles imposed upon either Company or its business, including GAAP, or any change in applicable Laws, or the interpretation, enforcement or implementation thereof; (vi) the taking of any action expressly required by this Agreement or any action taken (or omitted to be taken) at the written request of Buyer, or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; provided, that Seller agrees that this clause (vii) does not limit Seller’s representations and warranties in Section 3.05(a) or other representations and warranties addressing the effects of the execution of this Agreement, the performance of Seller’s obligations hereunder or the consummation of the transactions contemplated hereby and, to the extent related to such representations and warranties, the condition specified in Section 7.02(a); provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii) or (v), such matter does not have a disproportionate adverse effect on the Company Entities, taken as a whole, relative to other comparable businesses operating in the industries and geographic markets in which the Company Entities operate.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Membership Interests” has the meaning set forth in the recitals.

“Minimum Cage Cash” means $5,000,000 of cash.

“Multiemployer Plan” has the meaning set forth in Section 3.19(d).

“NASDAQ” means the NASDAQ Stock Market.

“Non-Assignable Contract” has the meaning set forth in Section 5.14(c).

“Notice of Disagreement” has the meaning set forth in Section 2.05(b).

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction of or by a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural Person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outside Date” has the meaning set forth in Section 9.01(b)(iii).

“Party” and “Parties” has the meaning set forth in the preamble.

“Payoff Letters” has the meaning set forth in Section 7.02(i).

“Permits” means all licenses, permits, approvals, decisions, Orders, stipulations, awards, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements of any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on and including the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion of any Straddle Period ending before the Closing Date.

“Purchase Price” means the sum of (i) the Base Cash Consideration, plus (ii) Base Share Consideration, plus (iii) the Additional Share Consideration (if any), plus or minus (as applicable) (iv) the amount by which the Closing Working Capital exceeds the Target Working Capital Amount (which amount shall be added) or the amount by which the Closing Working Capital is less than the Target Working Capital Amount (which amount shall be deducted), minus (v) Closing Indebtedness, and minus (vi) Company Transaction Expenses.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.06(a).

“Real Property” means the real property owned, leased or subleased by either Company, together with all buildings, structures and facilities located thereon.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasee” has the meaning set forth in Section 8.09.

“Releasor” has the meaning set forth in Section 8.09.

“Representative” means, with respect to any Person, its directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 5.15.

“Seller Indemnitee” and “Seller Indemnitees” have the meaning set forth in Section 8.03.

“Seller Plans” has the meaning set forth in Section 5.15.

“Signing Share Price” means $28.54.

“Signing Shares” means 455,501 shares of Buyer Common Stock.

“Stockholders Agreement” means a Stockholders Agreement substantially in the form attached hereto as Exhibit A, to be entered into by Buyer and Seller at the Closing.

“Straddle Period” means any taxable period beginning before and ending on or after the Closing Date.

“Target Working Capital Amount” means $1,850,000.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, escheat, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, social security, disability, use, ad valorem, property, license, registration, recording, documentary, conveyancing, gains, withholding, excise, production, value added, transfer, occupancy, estimated taxes and other taxes, duties or assessments of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person by operation of Law, by contract or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Purchase Price” has the meaning set forth in Section 2.06(a).

“Tax Return” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any

Taxes or the administration of any Laws relating to any Taxes, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Stockholders Agreement, the Assignment and Assumption Agreement and each other agreement, document and instrument required to be executed and/or delivered in accordance herewith.

“Transition Services Agreement” means a Transition Services Agreement substantially in the form attached hereto as Exhibit B, to be entered into by Buyer and Seller at the Closing.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the current assets (including cash) less the current liabilities (excluding Indebtedness) of the Company Entities, in each case, calculated in accordance with the Closing Date Principles; provided, that the Working Capital of the Company Entities shall be reduced on a dollar for dollar basis by (i) the amount (if any) by which Cage Cash is less than the Minimum Cage Cash and (ii) the Work Completion Costs (if any).  An example calculation of the Working Capital of the Company Entities as of May 31, 2018 is set forth in Section 1.01(e) of the Disclosure Schedules.

“Working Capital Adjustment Estimate” has the meaning set forth in Section 2.02(a)(i).

“Work Completion Costs” has the meaning set forth in Section 5.21.

Article II.
Purchase and sale

Purchase and Sale

.  At the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, in each case, free and clear of all Encumbrances (other than those restrictions imposed by applicable securities Laws or Gaming Laws), all of Seller’s right, title and interest in and to 100% of the Membership Interests of each Company for the consideration specified in Section 2.02.

Payment at Closing

.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall:

(i)pay to Seller an amount in cash equal to (a) the Base Cash Consideration, (b) plus or minus, as applicable, Seller’s reasonable and good faith estimate of the amount by which the estimated Closing Working Capital exceeds the Target Working Capital Amount (which amount shall be added) or the amount by which the estimated Closing Working Capital is less than the Target Working Capital Amount (which amount shall be deducted) (such estimate, the “Working Capital Adjustment Estimate”), (c) minus Seller’s reasonable and good faith estimate of Closing Indebtedness (such estimate, the “Closing Indebtedness Estimate”), and (d) minus Seller’s reasonable and good faith estimate of Company Transaction Expenses (such estimate, the “Company Transaction Expenses Estimate”) (the sum of the foregoing clauses (a) through (d), the “Cash Consideration”);

(ii)issue and deliver to Seller the Issued Shares, free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws, Gaming Laws and the Stockholders Agreement);

(iii)pay and discharge (on behalf of the Company Entities) all Indebtedness set forth in the Payoff Letters to the Person or Persons and in the manner specified in the Payoff Letters; and

(iv)pay and discharge (on behalf of the Company Entities) all Company Transaction Expenses set forth in the Estimated Closing Statement, by wire transfer of immediately available funds, to the account(s) set forth in the Final Invoices or other written instructions provided by Seller to Buyer for such purpose.

Determination of LTM EBITDARM

.

(a)No later than December 23, 2018, Seller shall deliver to Buyer a statement (the “EBITDARM Statement”) setting forth in reasonable detail Seller’s reasonable and good faith calculation of LTM EBITDARM, together with reasonable supporting documentation with respect thereto.  The EBITDARM Statement shall be prepared in accordance with GAAP and in a manner consistent with the calculation set forth in Section 1.01(a) of the Disclosure Schedule.

(b)The EBITDARM Statement shall become final and binding upon the Parties on January 4, 2019, unless on or prior to such date Buyer gives written notice of its disagreement with the EBITDARM Statement (an “EBITDARM Notice of Disagreement”) to Seller prior to such date stating that Buyer disputes one or more items contained in the EBITDARM Statement (a “Disputed EBITDARM Item”) and specifying in reasonable detail each Disputed EBITDARM Item.  If Buyer delivers an EBITDARM Notice of Disagreement, then Buyer and Seller shall seek in good faith to resolve the Disputed EBITDARM Items prior to January 11, 2019 (the “EBITDARM Resolution Period”).  If Buyer and Seller reach agreement with respect to any Disputed EBITDARM Items, Seller shall revise the EBITDARM Statement to reflect such agreement.  If Buyer and Seller are unable to resolve all Disputed EBITDARM Items during the EBITDARM Resolution Period, Buyer and Seller shall promptly thereafter submit, in the form of a written brief, to an independent accounting firm (the “Accounting Firm”) for resolution of only such matters that were included by Buyer in the EBITDARM Notice of Disagreement and that remain in dispute.  The Accounting Firm shall be mutually agreed upon by Seller and Buyer, but shall not be any firm providing services to Buyer, Seller or any of their respective subsidiaries within the preceding five (5) years.  If Seller and Buyer are not able to mutually agree upon an accounting firm that is willing and able to serve in such capacity, then Buyer shall within five (5) days deliver to Seller a listing of three (3) other accounting firms of nationally or regionally recognized standing in the U.S. and Seller shall within five (5) days after receipt of such list, select one of such three (3) accounting firms to act as the Accounting Firm.  The Accounting Firm shall act as an expert, not as an arbitrator.

(c)In resolving matters submitted to it pursuant to Section 2.03(b), the Accounting Firm shall be instructed to make its final determination on all matters within fifteen (15) days of its appointment.

(d)The scope of the disputes to be resolved by the Accounting Firm shall be limited to the Disputed EBITDARM Items that were submitted to the Accounting Firm in accordance with Section 2.03(b).  The Accounting Firm’s determinations must be within the range of the amounts asserted by Seller and Buyer, and if they would otherwise be outside such range, then they will be deemed to be equal to the closer of Seller’s or Buyer’s amounts asserted.

(e)The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 2.03(b) shall: (i) be in writing, (ii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 2.03(b) and (iii) be conclusive and binding upon Seller and Buyer for all purposes hereunder in the absence of manifest error.  Seller shall revise the EBITDARM Statement to reflect the final determination by the Accounting Firm of the Disputed EBITDARM Items.

(f)The fees and expenses of the Accounting Firm pursuant to this Section 2.03 shall be borne equally by Seller and Buyer, which fees and expenses shall be determined by the Accounting Firm and communicated to Seller and Buyer at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(g)In connection with the determination of LTM EBITDARM pursuant to this Section 2.03, following receipt of the EBITDARM Statement, Seller shall provide to Buyer and its independent accountants, until final determination of LTM EBITDARM, upon reasonable advance written notice, reasonable access during normal working hours to the facilities, Seller’s and the Company Entities’ books and records, personnel and accounts of Seller and the Company Entities and the working papers of Seller, the Company Entities and their respective independent accountant(s) to the extent relating to the EBITDARM Statement.

Estimated Closing Statement; Cash Count

.

(a)No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (1) the Working Capital Adjustment Estimate, (2) the Closing Indebtedness Estimate (3) the Company Transaction Expenses Estimate, and (4) the resulting estimated Cash Consideration (the “Estimated Cash Consideration”), together with (x) reasonable supporting detail to evidence Seller’s calculations, explanations and assumptions for the calculations of the amounts contained in the Closing Statement and (y) with final invoices from the payees of the Company Transaction Expenses described in clause (a) of the definition thereof (the “Final Invoices”).  The Estimated Closing Statement shall be prepared in accordance with the Closing Date Principles.

(b)At 3:31 a.m. Pacific Time on the Closing Date (or at such other day or time as mutually agreed by Buyer and Seller or otherwise dictated by applicable Gaming Laws), a physical inventory of all cash at the Real Property (including cash in the cage and cash on the floor) (the “Cage Cash”) to which the Company Entities have ownership shall be conducted by, at Buyer’s election, (i) Piercy Bowler Taylor & Kern Certified Public Accountants or (ii) the Company Entities, under the supervision of Representatives of Buyer (the “Cash Count”), which inventory shall be conducted in accordance with the policies, procedures and methodologies mutually agreed by the Parties and otherwise in accordance with applicable Gaming Laws.  Buyer, Seller and their respective Representatives shall have the right to observe the taking of such physical inventory. The Closing Statement, including the calculation of Closing Working Capital therein, pursuant to Section 2.05 will reflect the amount of Cage Cash as shown by the Cash Count and neither Buyer nor Seller will be entitled to use any other value for Cage Cash other than as determined by the Cash Count. The fees and expenses of Piercy Bowler Taylor & Kern Certified Public Accountants, if any, in connection with the Cash Count will be borne by Buyer.

Section 2.05Cash Consideration Adjustment.

(a)As promptly as practicable following the Closing Date (but in any event within seventy-five (75) days thereafter), Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”) setting forth its calculation of (1) Working Capital as of the Closing (“Closing Working Capital”), (2) the aggregate amount of Indebtedness as of the Closing (“Closing Indebtedness”), (3) the Company Transaction Expenses and (4) the resulting Cash Consideration (as such Cash Consideration is finally determined in accordance with this Section 2.05, the “Final Cash Consideration”).  The Closing Statement shall be prepared in accordance with Closing Date Principles.

(b)The Closing Statement shall become final and binding upon the Parties thirty (30) days following delivery thereof, unless on or prior to such period Seller gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to Buyer prior to such date stating that Seller disputes one or more items contained in the Closing Statement (a “Disputed Item”) and specifying in reasonable detail each Disputed Item.  If Seller delivers a Notice of Disagreement, then Buyer and Seller shall seek in good faith to resolve the Disputed Items during the thirty-day (30-day) period beginning on the date Buyer receives the Notice of Disagreement (the “Resolution Period”).  If Buyer and Seller reach agreement with respect to any Disputed Items, Buyer shall revise the Closing Statement to reflect such agreement.  If Buyer and Seller are unable to resolve all Disputed Items during the Resolution Period, Buyer and Seller shall promptly thereafter submit, in the form of a written brief, to the Accounting Firm.  The Accounting Firm shall act as an expert, not as an arbitrator.

(c)In resolving matters submitted to it pursuant to Section 2.05(b), the Accounting Firm shall be instructed to make its final determination on all matters within thirty (30) days of its appointment.

(d)The scope of the disputes to be resolved by the Accounting Firm shall be limited to the Disputed Items that were submitted to the Accounting Firm in accordance with Section 2.05(b).  The Accounting Firm’s determinations must be within the range of the amounts asserted by Seller and Buyer, and if they would otherwise be outside such range, then they will be deemed to be equal to the closer of Seller’s or Buyer’s amounts asserted.

(e)The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 2.05(b) shall: (i) be in writing, (ii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 2.05(b) and (iii) be conclusive and binding upon Seller and Buyer for all purposes hereunder in the absence of manifest error.  Buyer shall revise the Closing Statement to reflect the final determination by the Accounting Firm of the Disputed Items.

(f)Judgment may be entered upon the determination of the Accounting Firm in any court selected in accordance with Section 10.11.  The fees and expenses of the Accounting Firm pursuant to this Section 2.05 shall be borne equally by Seller and Buyer, which fees and expenses shall be determined by the Accounting Firm and communicated to Seller and Buyer at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(g)If the Final Cash Consideration (as finally determined in accordance with this Section 2.05):

(i)is less than the Estimated Cash Consideration, Seller shall, within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, at Seller’s option either (a) make payment to Buyer in U.S. dollars by wire transfer in immediately available funds equal to the amount of such difference or (b) transfer to Buyer a number of Issued Shares (rounded to the nearest whole number) equal to (x) the amount of such difference divided by (y) the Signing Share Price;

(ii)is greater than the Final Cash Consideration, Buyer shall, within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, make payment to Seller in U.S. dollars by wire transfer in immediately available funds of the amount of such difference; and

(iii)is equal to the Estimated Cash Consideration, no additional payment shall be required pursuant to this Section 2.05.

Any payment under this Section 2.05(g) shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

(h)In connection with the preparation of the Closing Statement and the determination of the Final Cash Consideration pursuant to this Section 2.05, (i) following receipt of the Closing Statement, Buyer shall provide to Seller and its independent accountants, until final determination of the Final Cash Consideration, upon reasonable advance notice, reasonable access during normal working hours to the facilities, books and records, personnel and accounts of the Company Entities and the working papers of Buyer, the Company Entities and Buyer’s independent accountants relating to the Closing Statement, and (ii) following the Closing, Seller shall provide to Buyer and its independent accountants, until final determination of the Final Cash Consideration, upon reasonable advance notice, reasonable access during normal working hours to the facilities, Seller’s books and records, personnel and accounts of Seller and the working papers of Seller and Seller’s independent accountants to the extent relating to the Closing Statement.

Allocation of Purchase Price

.

(a)Subject to the provisions of this Section 2.06, Buyer shall prepare a schedule (the “Purchase Price Allocation Schedule”) allocating an amount equal to the payments made (including the Cash Consideration and the Issued Shares), and expenses incurred and Liabilities deemed assumed, in connection with this Agreement that is treated as the purchase price for U.S. federal income Tax purposes (the “Tax Purchase Price”) among the assets deemed to be purchased by Buyer pursuant to this Agreement.  The entire Tax Purchase Price and any adjustment thereto will be allocated for all U.S. federal income Tax purposes among the assets of the Company Entities.  Such allocation shall be consistent with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state or local Laws, as applicable, as well as the respective purchase price values associated with the assets acquired by the Company Entities’ pursuant to their exercise of the rights to purchase set forth in Section 7.4 of the Company Ground Lease Agreement and Section 16 of the Company Personal Property Lease Agreements.  Buyer shall adjust the Purchase Price Allocation Schedule from time to time to account for any adjustments to the Purchase Price provided in this Agreement, which adjusted Purchase Price Allocation Schedule shall be provided in draft form and finalized as provided in Section 2.06(b).  The Parties shall take no position contrary to the Purchase Price Allocation Schedule in any Tax Return or other Tax filing or proceeding; provided, however, that nothing contained herein shall prevent Buyer, Seller or their respective Affiliates from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Purchase Price Allocation Schedule, and none of Buyer, Seller or their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Purchase Price Allocation Schedule; provided further that it will not be inconsistent with the Purchase Price Allocation Schedule for (i) Buyer’s cost for the assets deemed purchased by Buyer pursuant to this Agreement to differ from the total amount allocated in the Purchase Price Allocation Schedule to reflect capitalized acquisition costs not included in the Tax Purchase Price, (ii) the amount realized by Seller to differ from the Tax Purchase Price to reflect transaction costs that reduce the amount realized for U.S. federal income Tax purposes and (iii) Buyer’s and Seller’s cost and amount realized, respectively, to differ from the Tax Purchase Price to take into account differences between the Purchase Price and the Tax Purchase Price, and any other payments to Seller treated as purchase price for the assets deemed purchased by Buyer pursuant to this Agreement for U.S. federal income Tax purposes, and any adjustments to the foregoing hereunder. In the event that the Purchase Price Allocation Schedule is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto concerning the existence and resolution of such dispute.

(b)Buyer shall deliver (or cause to be delivered) a draft of the Purchase Price Allocation Schedule (and any adjustments thereto) to Seller for Seller’s review and comment no later than one hundred and twenty (120) days after the Closing, and shall consider all such comments in good faith.  If within thirty (30) days after Seller’s receipt of the draft Purchase Price Allocation Schedule, Seller has not objected in writing to such draft Purchase Price Allocation Schedule, then such draft Purchase Price Allocation Schedule shall become the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.06(a)).  In the event that Seller objects in writing within such thirty-day (30-day) period, Buyer shall consider such objections in good faith and shall negotiate with Seller in good faith to resolve any outstanding disagreements.  If Seller and Buyer are unable to reach agreement within thirty (30) days after the date of Seller’s notice of objection, then (i) such dispute shall be resolved, and (ii) the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.06(a)) shall be determined by the Accounting Firm.  The final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.06(a)), as agreed upon by Buyer and Seller or otherwise determined pursuant to this Section 2.06(b), shall be final and binding upon the Parties subject to the provisions of Section 2.06(a).  Each of Buyer and Seller shall bear all of their own respective fees, costs and expenses incurred in connection with the determination of the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.06(a)), except that Buyer and Seller (collectively) shall each pay one-half (50%) of the fees, costs and expenses of the Accounting Firm, if any.

Withholding.

Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided, that Buyer shall notify Seller in writing promptly upon becoming aware of any such requirement and shall reasonably cooperate with Seller to eliminate or reduce any such withholding requirement.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Closing

.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held on the third (3rd) Business Day after the last of the conditions of Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time as Seller and Buyer may agree in writing, pursuant to an exchange of signature pages, documents, and other items required hereunder by means of electronic submission; provided, that in no event shall the Closing occur prior to January 1, 2019 without the prior written consent of Seller and Buyer.  The day on which the Closing occurs is referred herein as the “Closing Date”.

Article III.
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Organization, Good Standing and Authority of Seller

.  Seller is a Nevada limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada.  Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.  When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

Organization, Good Standing and Qualification of the Company Entities

.  Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, and each has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 3.02 of the Disclosure Schedules sets forth separately for each Company every jurisdiction in which such Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.  All limited liability company actions taken by either Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Capitalization

.

(a)Seller is the sole record and beneficial owner of, and has good and valid title to, all of the Membership Interests, free and clear of all Encumbrances (other than those restrictions imposed by applicable securities Laws or Gaming Laws).  The Membership Interests constitute one hundred percent (100%) of the total issued and outstanding Equity Interests of the Company Entities.  The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Equity Interests of each Company, free and clear of all Encumbrances (other than those restrictions imposed by applicable securities Laws or Gaming Laws).

(b)The Membership Interests were issued in compliance with all applicable Laws.  The Membership Interests were not issued in violation of the Organizational Documents of the applicable Company or any other agreement, arrangement or commitment to which Seller or either Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)Other than the Membership Interests, there are no Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller or a Company is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Membership Interests or other Equity Interests in a Company or any securities or obligations exercisable or exchangeable for, or convertible into, any of the Membership Interests or other Equity Interests in a Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Other than pursuant to applicable Gaming Laws, the Membership Interests are not subject to any voting trust agreement or other contract, commitment, understanding or arrangement restricting or otherwise relating to voting, dividend rights or disposition of the Membership Interests.  There are no phantom equity, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Membership Interests or any other Equity Interests of the Company Entities.

No Subsidiaries

.  Neither Company owns or has any interest in any Equity Interests of, or has an ownership interest in, any other Person.

No Conflicts; Consents

.

(a)The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or either Company; (ii) assuming compliance with the matters referred to in Section 3.05(b) conflict with or result in a violation or breach of any provision of any applicable Laws or Governmental Order applicable to Seller or either Company; (iii) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or either Company is a party or by which Seller or either Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of either Company; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of either Company, except, in the case of clauses (iii) and (iv) above, for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to result in material Liability to the Company Entities, taken as a whole, or materially impair the operations of the Company Entities or prevent or materially delay Seller from consummating the transactions contemplated by this Agreement.

(b)Except for (i) filings, reports, approvals and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and (ii) the Gaming Approvals, no consent, approval, Permit or Governmental Order from, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or either Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Financial Statements

.  Complete and correct copies of (a) each Company’s financial statements consisting of the unaudited balance sheet of each Company as of May 31, 2018, December 31, 2017 and December 31, 2016 and the related unaudited statements of income, members’ equity and cash flows for each Company for the trailing twelve (12) month periods then ended (the “Unaudited Financial Statements”) (b) the audited financial statements of Seller consisting of the audited consolidated balance sheets of Seller and its subsidiaries as of December 31, 2017 and December 31, 2016 and the related audited consolidated statements of income, members’ equity and cash flows for the trailing twelve (12) month periods then ended (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules.  The Financial Statements (i) accurately reflect in all material respects the books of account and other financial records of the Company Entities, (ii) have been prepared in accordance with GAAP, and (iii) fairly and accurately present in all material respects the financial position of the Company Entities, at the dates thereof and the results of the operations of the Company Entities for the respective period indicated.  The balance sheet of each Company as of May 31, 2018 are referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Undisclosed Liabilities

.  The Company Entities have no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in such Company’s Balance Sheet, (b) those incurred in connection with the execution and delivery of this Agreement or (c) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, or violation of applicable Law or relates to any environmental, health or safety matter).

Absence of Certain Changes; Events and Conditions

.

(a)Other than in connection with the execution and delivery of this Agreement, since the Balance Sheet Date, (i) the Company Entities have operated in the Ordinary Course of Business and (ii) neither of the Company Entities has taken any action that would be prohibited by Section 5.01(b) if such action was taken after the date hereof and prior to the Closing.

(b)Since December 31, 2017, there has not occurred any change, circumstance, effect, event or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Material Contracts

.

(a)Section 3.09(a) of the Disclosure Schedules lists separately for each Company (in a format to be consistent with the paragraph numbering scheme set forth below) an accurate and complete list, as of the date hereof, for each Company all of the following Contracts

(such Contracts, together with all Real Property Leases set forth in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being collectively “Material Contracts”):

(i)all Contracts that provide for (A) the employment of any officer, manager, director, individual employee or other Person on a full time, part-time or consulting basis (other than any “at will” Contract that may be terminated upon thirty (30) days’ or less advance notice without penalty or further Liability), or that provide for any payments to such Person or other Liabilities of such Company upon a termination of employment for any reason; and (B) retention or transaction bonuses to be paid to any officer, manager, director, individual employee or other Person;

(ii)all Contracts under which such Company is lessee of or holds, uses or operates any tangible property (other than Real Property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $30,000;

(iii)all Contracts under which such Company is lessor of or permits any third party to hold, use or operate any tangible property (other than Real Property), owned or controlled by such Company, except for any Contract under which the aggregate annual rental payments do not exceed $30,000;

(iv)all Contracts for supply, inventory, purchase, or advertising or similar services that involved consideration of more than $30,000 in the aggregate in the 12-month period prior to the date of this Agreement;

(v)all Contracts that involve:

(A)a covenant or other restriction that materially limits the ability of such Company to conduct its business, including non-solicitation, non‑competition, and most-favored nation pricing restrictions, which are not terminable without payment by such Company on sixty (60) days’ notice;

(B)the granting of a Encumbrance (other than a Permitted Encumbrance) upon any material assets of such Company;

(C)the acquisition by such Company of an Equity Interest in, or all or substantially all of the assets or business of, any other Person;

(D)indemnification by such Company of any Person with respect to Losses relating to any current or former business of such Company (other than standard indemnification provisions entered into in the Ordinary Course of Business); or

(E)the participation by such Company in a joint venture, partnership or similar arrangement;

(vi)except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees) of such Company;

(vii)all Contracts with any Governmental Authority;

(viii)all Contracts that contain Affiliate Transactions;

(ix)all collective bargaining agreements or Contracts with any Union; and

(x)any Contract not expressly required under clauses (i)–(ix) above that Seller reasonably determines is material to the Company Entities.

(b)Prior to the date hereof, Buyer has been provided with, or Seller has made available to Buyer, complete and correct copies of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).  Except for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to result in material Liability to the Company Entities, taken as a whole, or materially impair the operations of the Company Entities or prevent or materially delay Seller from consummating the transactions contemplated by this Agreement, (i) each Material Contract is valid, binding and enforceable on the applicable Company in accordance with its terms and is in full force and effect; (ii) neither of the Company Entities or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract, or has provided or received any written notice of any intention to cancel, terminate, modify, refuse to perform or refuse to renew such Material Contract; and (iii) to Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Title to Assets; Real Property

.

(a)Each Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and material personal property and other material assets reflected in such Company’s Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Company in accordance with GAAP;

(ii)mechanics, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business for amounts that are not delinquent or which are being contested in good faith and which are not, individually or in the aggregate, material to the Company Entities, taken as a whole;

(iii)easements, covenants, rights of way, zoning ordinances and other similar Encumbrances (A) set forth on Section 3.10(a) of the Disclosure Schedules affecting Real Property or (B) which do not materially interfere with the ownership, use or operation of the Real Property;

(iv)restrictions arising under Gaming Laws;

(v)nonexclusive licenses of Company Intellectual Property entered into in the Ordinary Course of Business;

(vi)right of parties in possession under Contracts relating to the Real Property;

(vii)bank collection liens under Uniform Commercial Code Section 4-210, and customary bank rights of set-off on deposits; or

(viii)other than with respect to owned Real Property, liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Company Entities, taken as a whole.

(b)Section 3.10(b) of the Disclosure Schedules lists separately for each Company: (i) the street address of each parcel of Real Property; (ii) if such Real Property is leased or subleased by such Company, the lease or sublease under which such Real Property is leased or subleased (such leases, the “Real Property Leases”); and (iii) the current use of such Real Property.  With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the most recent title insurance policies and surveys relating to the owned Real Property in the possession of Seller or the Company Entities.  The use and operation of the Real Property in the conduct of the business of Seller or either Company do not violate in any material respect any applicable Laws, covenant, condition, restriction, easement, license, Permit or agreement.  No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the applicable Company.  There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. There are no zoning or other land use proceedings (including condemnation proceedings), either instituted (and of which public notice has been given or written notice has otherwise been received by Seller or the Company Entities) or, to Seller’s Knowledge, planned to be instituted, that would materially and detrimentally affect the use and/or operation of the Real Property.  Except as set forth on Section 3.10(b) of the Disclosure Schedules, neither of the Company Entities has received any written notice of alleged, actual or potential violation with the conditions of any Permit or with the use and/or operation of the Real Property in the past three (3) years.

Condition and Sufficiency of Assets

. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each Company are in all material respects are (a) to Seller’s Knowledge, structurally sound, (b) in good operating condition and repair (ordinary wear and tear excepted), and (c) adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Neither Seller nor any of its Affiliates (other than the Company Entities) own, lease or have possession of any Contracts, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles or other items of tangible personal property necessary for either Company to continue to conduct such Company’s business after the Closing in substantially the same manner as currently conducted.

Intellectual Property; Information Technology

.

(a)Section 3.12(a) of the Disclosure Schedules lists separately for each Company all Company IP Registrations.  All required filings and fees related to such Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)Section 3.12(b) of the Disclosure Schedules lists separately for each Company all Company IP Agreements.

(c)Each Company, as applicable, is the sole and exclusive legal and beneficial owner (and with respect to its Company IP Registrations, record owner) of all right, title and interest in and to such Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of such Company’s business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)Each Company’s rights in the Company IP Registrations are valid, subsisting and enforceable.  Each Company has taken all reasonable steps to maintain the applicable Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in such Company Intellectual Property.

(e)The conduct of each Company’s business and operations as currently and formerly conducted, and the products, processes and services of each Company, have not in the past three (3) years infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except, in each case, as would not reasonably be expected to be material to the Company Entities, taken as a whole.  To Seller’s Knowledge, no Person in the past three (3) years has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property in any material respect.

(f)Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by either Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or either Company’s rights with respect to any Company Intellectual Property; or (iii) by either Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Company Intellectual

Property.  Neither Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property in any material respect.

(g)The IT Assets owned by each Company operate and perform as necessary for such Company to conduct its businesses as currently conducted, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.  Each Company is operating, and during the three (3) year period prior to the date hereof has operated, its businesses in compliance with Laws relating to data collection and privacy that regulate the use or transmission of customer information collected by such Company in connection with the operation of its businesses, except, for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Entities, taken as a whole.

No Denial or Revocation of Gaming Licenses

.  Since December 31, 2006, neither Seller (with respect to the businesses of the Company Entities) nor a Company: (i) ever applied for a casino or other Gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any casino or other Gaming license; or (iii) withdrawn or not applied for any casino or other Gaming license or renewal after being informed orally or in writing by any Governmental Authority that it would be denied such a license or renewal if it were applied for.

Absence of Litigation

.  There is no, and during the past three (3) years there has not been any, Action pending or, to Seller’s Knowledge, threatened against a Company or affecting any of its properties or assets by or before any arbitrator or Governmental Authority that, individually or in the aggregate, have been or are reasonably likely to result in material Liability to the Company Entities, taken as a whole or materially impair the operations of the Company Entities’ businesses or that would prevent or materially delay Seller from consummating the transactions contemplated by this Agreement.

Insurance

.  Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all material policies or binders of insurance maintained by Seller or its Affiliates (including the Company Entities) and relating to the assets, businesses, operations, employees, officers and managers of the Company Entities (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer.  Such Insurance Policies are in full force and effect.  Neither Seller nor any of its Affiliates (including the Company Entities) has received any written notice of cancellation of, any revocation, denial or non-renewal of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies.  No premiums are past due on such Insurance Policies.  The Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage.  There are no material claims related to the business of either Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed.  Neither Seller nor any of its Affiliates (including the Company Entities) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

Governmental Orders

.  There are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting a Company or any of its properties or assets.

Compliance with Laws; Permits

.

(a)Each Company is in compliance with, and during the past three (3) years has been in compliance with, all applicable Laws, except where such non-compliance has not and would not reasonably be expected to, individually or in the aggregate, result in material Liability to the Company Entities or materially impair the operations of the Company Entities’ businesses.  Without limiting the generality of the foregoing, (i) during all periods for which any applicable statute of limitations has not expired, neither Company has offered, paid, promised to pay, or authorized the payment of, or offered, given, promised to give, or authorized the giving of any unlawful contribution, payment, kickback, bribe, gift, gratuity, or entertainment, and (ii) each Company is in compliance with and have, during all periods for which any applicable statute of limitations has not expired, complied with, the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any applicable non-U.S. anti-corruption Laws.  No investigation or review by any Governmental Authority with respect to a Company (of which Seller or such Company has received written notice) is pending or, to Seller’s Knowledge, threatened, nor, to Seller’s Knowledge, has any Governmental Authority indicated an intention to conduct the same, except for such investigations or reviews that would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(b)Each Company has, and during the past three (3) years has, obtained and been in compliance with all Permits necessary to conduct its business (including all applicable (x) employee licensing requirements (and each has taken commercially reasonable measures to ensure that any employee who is required to have a Gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form) and (y) licenses, Permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, issued under applicable Gaming Laws that are necessary for a Company to own and operate its Gaming facilities and related amenities), except those the absence of which, or non-compliance with which, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

Environmental Matters

.

(a)Each Company is and during the past five (5) years has been in compliance in all material respects with all Environmental Laws.  Neither Seller (with respect to the Company Entities) nor either of the Company Entities has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)Each Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the businesses or assets of such Company and all such Environmental Permits are in full force and effect.

(c)There has been no material Release (i) by Seller or a Company since May 31, 2007, and (ii) to Seller’s Knowledge by either Company prior to May 31, 2007, or by any other Party of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of either Company or any Real Property currently or formerly owned, operated or leased by either Company, and neither Seller nor either Company has received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the business of either Company (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or either Company.

(d)Neither Company has retained or assumed by contract any Liabilities or obligations of third parties under Environmental Law.

(e)There are no current or, to Seller’s Knowledge, threatened Environmental Claims related to any violation or alleged noncompliance by Seller or either Company with any Environmental Law.

(f)Seller has provided or otherwise made available to Buyer: (i) the most recent environmental reports, studies, audits, records, sampling data, site assessments (including Phase I environmental assessments updated as of June 2018), risk assessments, economic models and other similar documents with respect to the business or assets of either Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of Seller or either Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

Employee Benefit Matters

.

(a)Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity or equity-based, change in control, retention, severance, termination, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Seller or either Company for the benefit of any current or former employee, officer, manager, director, retiree, independent contractor, consultant or other agent of either Company or any spouse or dependent of such individual, or under which such Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)Except as set forth in Section 3.19(b) of the Disclosure Schedules:

(i)no “prohibited transaction,” as such term is described in Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Benefit Plans that would subject either Company, any officer of either Company to any material Tax or penalty on such prohibited transaction imposed by Section 4975 of the Code; and

(ii)there exists no condition that would subject either Company or any ERISA Affiliate to any material Liability under the terms of the Benefit Plans or applicable Laws other than any payment of benefits in the normal course of plan operation;

(c)None of the Benefit Plans is a single-employer or multiple-employer defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA and neither Company has any contingent Liability under Title IV of ERISA with respect to any defined benefit pension plan (other than a Multiemployer Plan) sponsored, maintained or contributed to or required to be maintained or contributed to within the six (6) years prior to the date of this Agreement, by Seller or any ERISA Affiliates thereof.

(d)With respect to each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) that is or is required to be sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to or required to be maintained or contributed to within the six (6) years prior to the date of this Agreement, by any Seller, either Company or any ERISA Affiliate, or with respect to which Buyer or any of its Affiliates may have any Liability, whether actual or contingent, except as disclosed on Section 3.19(d) of the Disclosure Schedules (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by Seller, the Company Entities or any ERISA Affiliate which withdrawal liability has not been satisfied, (ii) all contributions and all withdrawal liability installments required to be made by Seller, the Company Entities or any ERISA Affiliate to such Multiemployer Plan have been timely made, (iii) no condition exists or event or transaction has occurred with respect to any such plan that would reasonably be expected to result in Buyer, any of its Affiliates or either Company incurring any material Liability for which a reserve or accrual has not been established, (iv) no Multiemployer Plan is, and, to Seller’s Knowledge, no Multiemployer Plan is expected to be, in “critical” or “endangered” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, (v) no event has occurred that is expected to result in the incurrence by Buyer or any of its Affiliates of any Liability with respect to the withdrawal or partial withdrawal from, the insolvency or termination of any Multiemployer Plan, (vi) none of Seller, its Affiliates or either Company has engaged in any transaction described in Section 4212(c) of ERISA, (vii) none of the assets of Seller, its Affiliates or either Company are or are reasonably expected to be subject to any lien imposed under ERISA due to the failure to make contributions or payments due under Sections 515, 4201, 4204 or 4212 of ERISA, (viii) no written notice from a Multiemployer Plan that such Multiemployer Plan intends to terminate or has terminated under Section 4041A of ERISA has been received by Seller, either Company Entity or any ERISA Affiliate and (ix) no written notice of any mass withdrawal within the meaning of Section 4219 of ERISA, has been received by Seller, any Company Entity or any ERISA Affiliate and to Seller’s Knowledge, there is no intent to implement or substantial risk exists that a mass withdrawal in accordance with Section 4219 of ERISA with respect to any Multiemployer Plan will occur.

(e)True, correct and complete copies of each of the Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Buyer, along with the most recent report filed on Form 5500, if applicable, and summary plan description with respect to each Benefit Plan.  All material reports and disclosures relating to the Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with applicable Laws in a timely manner.  Each Benefit Plan has been maintained in all material respects in compliance with applicable Laws.  There are no Actions pending (other than routine claims for benefits) or, to Seller’s Knowledge, threatened against, or with respect to, any of the Benefit Plans that could reasonably be expected to result in a material Liability to either Company or any ERISA Affiliate.  All material contributions required to be made to the Benefit Plans pursuant to their terms have been timely made.  To Seller’s Knowledge, as of the date of this Agreement, no Benefit Plans is under audit or investigation by the IRS or the Department of Labor.

(f)Other than any Multiemployer Plan, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, either Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.  Neither Seller nor either Company has commitments or obligations and neither Seller nor either Company has made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)Except as set forth in Section 3.19(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Laws, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)There has been no amendment to, announcement by Seller, either Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  Neither Seller, the Company Entities, nor any of their respective Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  Neither Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)Each individual who is classified by each Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)Except as set forth in Section 3.19(l) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of either Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting under any Benefit Plan, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of either Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Employment Matters

.

(a)Section 3.20(a) of the Disclosure Schedules contains a separate list for each Company of all Persons (foreign and domestic) who are employees, independent contractors or consultants of such Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) location of employment (city, state and country); (iii) title or position (including whether full or part time); (iv) hire date; (v) whether paid on a salaried, hourly, or other basis, and the current annual base compensation rate or base hourly rate, as applicable; (vi) commission, bonus or other incentive-based compensation; (vii) classification as an employee, independent contractor or otherwise, and (viii) if an employee, classification as exempt or non-exempt under applicable wage and hour Laws.  Other than as set forth on Section 3.20(a) of the Disclosure Schedules, the Company Entities do not employ or engage any other employees, independent contractors, consultants, or other individual service providers engaged on any other basis.  As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors, consultants, or other service providers of either Company for services performed on or prior to the date hereof have been paid as required by Contract or Law (or accrued in full on the Balance Sheet as required by Contract or Law) and there are no outstanding agreements, understandings or commitments of either Company with respect to any compensation, commissions or bonuses.

(b)Except as set forth in Section 3.20(b) of the Disclosure Schedules, neither Company is, or has been for the past six (6) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract, or under any obligation to bargain, with a union, works council or labor organization (collectively, “Union”), and, to Seller’s Knowledge, there is not, and has not been for the past six (6) years, any Union representing or purporting to represent, nor has any Union made a demand or filed a petition for recognition or certification as the bargaining unit representative of, any employee or other service provider of either Company, and to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize any employees or other service providers of either Company for the purpose of collective bargaining.  There are no, and have never been, any pending or, to Seller’s Knowledge, threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, unfair labor practice charge or other material labor disruption affecting either Company or any of their employees or other service providers.

(c)Each Company is and has been during the past three (3) years in compliance in all material respects with all applicable Contracts and Laws pertaining to employment and employment practices to the extent they relate to employees or other individual service providers of, or applicants for employment or hire by, such Company, including all Contracts and Laws relating to, without limitation, labor relations, collective bargaining, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, employment eligibility verification, immigration, wages, wage payment and deduction, hours, overtime compensation, child labor, hiring, testing, promotion, discipline, layoff, termination, working conditions, meal and other break periods, privacy, health and safety, workers’ compensation, leaves of absence and other time off work, record retention, notice, and unemployment insurance.  The Company Entities maintain Form I-9s (and all supporting documentation) for each current and former employee in accordance with applicable immigration Laws, and neither Company has received written or verbal notice of any potential or actual violation of applicable Form I-9 or other immigration Laws.  All individuals characterized and treated by either Company as independent contractors or on any other non-employee basis at any time are and have been at all times properly characterized and treated as such under all applicable Laws.  All employees of either Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are and have been properly classified.  There are, and within the prior three (3) years have been, no Actions against either Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority, and no Orders against either Company, in connection with the employment or engagement of any current or former applicant, employee, consultant, independent contractor or other service provider of either Company or otherwise regarding the labor or employment practices of either Company, including without limitation as relates to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour compliance, immigration compliance, or any other labor or employment related matter.

(d)Each Company has complied with the WARN Act when applicable, and neither Company has plans to undertake any action in the future that would trigger the WARN Act.

Taxes

.  Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)Each Company has filed in a timely manner (taking into account all applicable extensions) all income and other material Tax Returns required under all U.S. federal, state, local and non-U.S. Tax Laws and has timely paid all Taxes required to be paid by it, whether or not shown as due on any Tax Return.  All such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable U.S. federal, state, local or non-U.S. Tax Laws.  The unpaid Taxes of each Company did not, as of the date of such Company’s Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such Financial Statements (rather than in any notes thereto).  Since the Balance Sheet Date, neither Company has incurred any Liability for Taxes outside the Ordinary Course of Business consistent with past practice.  The Liabilities of the Company Entities for unpaid Taxes with respect to Pre-Closing Tax Periods will not exceed the amount of Tax Liability included as a current Liability in the Closing Working Capital.

(b)No Tax Action of or relating to any Tax Return or Tax matter of either Company, to the Knowledge of Seller, is in progress or threatened.  All deficiencies proposed as a result of any Tax Action of or against either Company relating to any Tax matters have been paid, reserved for or finally settled and no issue has been raised in any such Tax Action that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other Tax year not so examined or audited.  There is no outstanding agreement or waiver made by or on behalf of either Company for the extension of time for any applicable statute of limitations, and neither Company has requested any extension of time in which to file any Tax Return or to pay any Taxes that has not expired.

(c)Neither Company has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law, which has or will have continuing effect.

(d)Neither Company is party to or bound by a Tax sharing, Tax allocation or Tax indemnity agreement or similar arrangement (other than agreements or arrangements the primary purpose of which is not Tax).

(e)Each Company is, and at all times since its formation has been, classified as an “entity disregarded as separate from its owner” for U.S. federal and applicable state income Tax purposes.

(f)As for each Company, no written claim has been made by a Tax Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(g)As for either Company, none of the assets of such Company (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a Section 467 rental agreement as defined in Section 467 of the Code.

(h)Seller has delivered or made available to Buyer copies of all U.S. federal, state, local and non-U.S. income, franchise and employment Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by each Company for all Tax periods ending after January 1, 2014.

(i)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Company.

(j)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to either Company.

(k)Neither Company is, or has been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l)Section 3.21(l) of the Disclosure Schedules sets forth separately for each Company all non-U.S. jurisdictions in which such Company is subject to Tax, is engaged in business or has a permanent establishment.

(m)None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or otherwise.

Section 3.22Understandings or Arrangements, Seller Status, etc.

(a)Seller is acquiring the Issued Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of the Issued Shares.  Seller understands that the Issued Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Issued Shares as principal for its own account and not with a view to or for distributing or reselling the Issued Shares or any part thereof in violation of the Securities Act or any applicable state securities Law, has no present intention of distributing any of the Issued Shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of the Issued Shares in violation of the Securities Act or any applicable state securities Law.

(b)Seller is either: (A) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (B) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(c)Seller, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Issued Shares, and has so evaluated the merits and risks of such investment.  Seller is able to bear the economic risk of an investment in the Issued Shares and, at the present time, is able to afford a complete loss of such investment.

(d)Seller is not acquiring the Issued Shares as a result of any advertisement, article, notice or other communication regarding the Issued Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Affiliate Transactions

.  Section 3.23 of the Disclosure Schedule contains a list of all Contracts between a Company, on the one hand, and Seller, its Affiliates (other than the Company Entities) or any director, manager, officer or equityholder of Seller or its Affiliates (including the Company Entities), on the other hand, true, correct and complete copies of which have been provided to Buyer (the “Affiliate Transactions”).  Except for the Membership Interests or as set forth on Section 3.23 of the Disclosure Schedule, none of Seller, its Affiliates or their respective directors, managers, officers or equityholders has an interest in any material property, or tangible or intangible right thereto, used by the Company Entities.

No Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or either Company.

No Other Representations or Warranties

.  Except for the representations and warranties of Seller expressly set forth in this Article III (as modified by the Disclosure Schedules) and the representations and warranties in any Transaction Document or certificate delivered hereunder or thereunder, and not in limitation hereof, none of Seller, the Company Entities and any other Person makes any other express or implied representation or warranty on behalf of Seller or the Company Entities or their respective assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Company Entities and their respective businesses, performance or prospects furnished or made available to Buyer and its Representatives or any representation or warranty arising from statute or otherwise in law, and any such express or implied representation or warranty not expressly set forth in any Transaction Document or certificate delivered hereunder or thereunder is disclaimed by Seller in its entirety.

Article IV.
Representations and warranties of buyer

Except as set forth in the Buyer SEC Documents, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of Closing Date:

Organization, Good Standing and Authority of Buyer

.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Party.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by the other parties thereto (assuming due authorization, execution and delivery by each such party), such Transaction Document will constitute a legal and binding obligation enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

No Conflicts; Consents

.

(a)The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (ii) assuming compliance with the matters referred to in Section 4.02(b) conflict with or result in a violation or breach of any provision of any applicable Laws or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of Buyer, except, in the case of clause (iii) above, for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to materially delay Buyer from consummating the transactions contemplated by this Agreement.

(b)Except for (i) compliance with, and filings under the Exchange Act and the Securities Act, state securities Laws and the rules and regulations of all applicable securities exchanges, (ii) filings, reports, approvals and/or notices under the HSR Act and (iii) the Gaming Approvals, no consent, approval, Permit or Governmental Order from, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  No vote of the holders of capital stock of Buyer is necessary pursuant to applicable Law, the certificate of incorporation or bylaws of Buyer, the applicable rules of the NASDAQ or otherwise to approve this Agreement and the transactions contemplated hereby (including in order for Buyer to issue the Issued Shares).

Issued Shares

.  The Issued Shares to be issued as part of the transactions contemplated by this Agreement, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and Encumbrances (other than restrictions arising under applicable securities Laws, Gaming Laws and the Stockholders Agreement).

No Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Legal Proceedings

.  As of the date of this Agreement, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06Available Funds; Solvency.

(a)Buyer has, or at the Closing will have, cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the transactions contemplated hereby.

(b)Buyer is solvent on the date hereof, will not be rendered insolvent by the performance of its obligations hereunder, including consummating the transaction contemplated hereunder, will not be undercapitalized upon consummation of the transactions contemplated by this Agreement, and will not, as a result of the transactions contemplated by this Agreement, incur debts beyond its ability to pay as such debts mature.

Section 4.07SEC Filings.

(a)Buyer has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Buyer since December 31, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Buyer SEC Documents”).

(b)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Buyer SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)As of the date of this Agreement there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Buyer SEC Documents. Since December 31, 2016, Buyer has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since December 31, 2016, Buyer’s independent public accounting firm has not informed Buyer that it has any material questions, challenges or disagreements regarding or pertaining to Buyer’s accounting policies or practices.

(d)Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Buyer, including its consolidated subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Buyer’s principal executive officer and principal financial officer to allow timely decisions regarding the disclosure of such information in Buyer’s periodic and current reports required under the Exchange Act.

(e)Buyer and its subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f)Neither Buyer nor any of its subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer in violation of Section 402 of the Sarbanes-Oxley Act.

(g)Buyer is in compliance, and has complied since December 31, 2016, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(h)Neither Buyer nor any of its subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Buyer and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its subsidiaries in Buyer’s or such subsidiary’s published financial statements or other Buyer SEC Documents.

No Denial or Revocation of Gaming Licenses

.  Since December 31, 2006, neither Buyer nor any of its subsidiaries: (i) ever applied for a casino or other Gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Authority that it would be denied such a license or renewal if it were applied for.

Section 4.09Non-Reliance.

(a)In connection with the due diligence investigation of the Company Entities by Buyer, Buyer has received and may continue to receive from the Company Entities and Seller certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company Entities and their respective businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Buyer is familiar, and Buyer will have no claim against Seller, the Company Entities, or any of their respective stockholders, Affiliates or Representatives, or any other Person, solely with respect thereto. Accordingly, Buyer hereby acknowledges that none of Seller, the Company Entities, nor any of their respective Affiliates or Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans), except as provided in Article III.

(b)Buyer acknowledges and agrees that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in Article III.

(c)Notwithstanding anything to the contrary herein (including this Section 4.09), the provisions of this Agreement do not in any way limit any legal remedy of Buyer against Seller or any other Person for claims based on fraud.

No Other Representations or Warranties

.  Except for the representations and warranties of Buyer expressly set forth in this Article IV (as modified by the Buyer SEC Documents) and the representations and warranties in any Transaction Document or certificate delivered hereunder or thereunder, and not in limitation hereof, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or its assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding Buyer and its business, performance or prospects furnished or made available to Seller and its Representatives or any representation or warranty arising from statute or otherwise in law, and any such express or implied representation or warranty not expressly set forth in any Transaction Document or certificate delivered hereunder or thereunder is disclaimed by Buyer in its entirety.

Article V.
Covenants

Conduct of Business Prior to the Closing

.

(a)From the date hereof until the Closing, except as otherwise expressly provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause each Company to, (x) conduct the business of such Company in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of such Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Company.

(b)Without limiting the foregoing, from the date hereof until the Closing Date, except as consented to in writing by Buyer, each Company shall not, and Seller shall cause each Company not to:

(i)adopt any change in its Organizational Documents;

(ii)adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iii)issue, sell, transfer, pledge, dispose of or encumber (A) any Equity Interest, (B) securities convertible or exchangeable into or exercisable for any Equity Interest or (C) or any rights, warrants, options, calls or commitments to acquire any Equity Interest;

(iv)declare, set aside, make or pay any dividend or other distribution, payable in stock or property (other than cash or cash equivalents), with respect to any Equity Interest;

(v)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any Equity Interest or securities convertible or exchangeable into or exercisable for any Equity Interest;

(vi)merge or consolidate with any other Person, or acquire any business (whether by merger, consolidation, acquisition of stock or all or substantially all assets or similar) or all or a material amount of assets of any other Person;

(vii)sell, assign, license, lease, transfer or dispose of any of its properties, rights or assets, other than (A) sales, assignment, licenses, leases, transfer or dispositions, in the Ordinary Course of Business, of assets with a fair market value not in excess of $50,000 individually or $100,000 in the aggregate, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties, (C) Permitted Encumbrances or (D) pursuant to a Material Contract in effect as of the date of this Agreement;

(viii)incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security, other than Indebtedness not in excess of $100,000 that will be repaid prior to or at the Closing;

(ix)except in the Ordinary Course of Business, (A) amend in any material respect or terminate, cancel or waive any material rights under any Material Contract (other than expirations in accordance with their respective terms, terminations by the counterparties thereto or the payment of any Indebtedness) or (B) enter into any new Contract that would constitute a Material Contract if it was in effect as of the date hereof;

(x)except as required pursuant to the terms of any Benefit Plan in effect as of the date hereof, or as otherwise required by applicable Law, (A) increase the compensation, bonus, pension, severance or termination pay of any employee, except, for increases in annual salary or wage rate in the Ordinary Course of Business not in excess of an aggregate increase of 2% for all employees on an annualized basis, (B) become a party to, establish, adopt, materially amend, or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) enter into any collective bargaining agreement or other agreement with an employee representative body, or recognize any employee representative body as the bargaining representative of any Company employees, other than as required by applicable Law or (D) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(xi)settle any claim, investigation, proceeding or litigation with a Governmental Authority or third party, in each case threatened, made or pending, other than the settlement of claims, investigations, proceedings or litigation for only monetary damages (A) for an amount (excluding any amounts that are covered by any Insurance Policies) not in excess of the amount reflected or reserved therefor in the Balance Sheet (including, for the avoidance of doubt any reserves for self-insurance) or (B) for a cost to the applicable Company of $100,000 or less in any individual case;

(xii)other than as required by GAAP or by Law, make any material change in accounting methods, principles or practices affecting the consolidated assets, Liabilities or results of operations of such Company;

(xiii)make, change or revoke any Tax election (including an entity classification election pursuant to Treasury Regulation 301.7701-3); settle or compromise any claim, notice, audit report or assessment in respect of Taxes; adopt or change any method of Tax accounting; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment, other than, in all cases, as required by Law or as will not have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or either Company in any Post-Closing Tax Period;

(xiv)make any loans or advances to any Person, except for the extension of credit to customers or the advancement of expenses to employees, in each case in the Ordinary Course of Business, and intercompany loans or advances between the Company Entities; or

(xv)agree, resolve, authorize or commit to do any of the foregoing actions prohibited pursuant to clauses (i)-(xiv) of this Section 5.01.

Access to Information

.  From the date hereof until the Closing, Seller shall, and shall cause each Company to, (a) afford Buyer and its Representatives, upon reasonable advance notice, reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to such Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to such Company as Buyer and its Representatives may reasonably request; and (c) instruct the Representatives of Seller and each such Company to reasonably cooperate with Buyer in its investigation of the Company Entities; provided, however, that nothing in this Agreement shall require Seller or any Company Entity to, and neither Seller nor any Company Entity shall have any obligation to (until the Closing), provide Buyer with any information (A) in the ACCESS Players Club database of either Company Entity, other than mutually agreed upon aggregated and de-identified information, or (B) guest party information relating to group room reservations or similar booking arrangements or commitments.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or either Company, and all requests by Buyer and its Representatives for information and access hereunder will be coordinated through Seller or Seller’s designee.  Except as set forth in Section 5.02 of the Disclosure Schedules, no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.  All information acquired by Buyer or any of its Representatives under this Agreement will be subject to the terms and conditions of the Confidentiality Agreement.  From the date hereof until the Closing, if reasonably requested by Buyer, Seller shall cooperate with Buyer at Buyer’s expense to obtain an update to the title insurance policies and surveys relating to the owned Real Property (including a non-imputation endorsement thereto).

No Solicitation of Other Bids

.

(a)Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company Entities) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company Entities) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving either Company; (B) the issuance or acquisition of the Membership Interests or other Equity Interests in either Company; or (C) the sale, lease, exchange or other disposition of any significant portion of either Company’s properties or assets.

(b)Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing that Seller or its Representatives have received any Acquisition Proposal and the general type of transaction contemplated by such Acquisition Proposal.

Notice of Certain Events

.

(a)From the date hereof until the Closing, each Party shall promptly notify the other Party in writing of:

(i)any change, circumstance, effect, event or fact the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)any material developments in discussions with Gaming Authorities in connection with the transactions contemplated by this Agreement; and

(v)any Actions commenced or, to the notifying Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or either Company that relates to the consummation of the transactions contemplated by this Agreement.

(b)A party’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Resignations

.  Seller shall cause each officer and manager of each Company to resign (or otherwise be removed) in such capacity, in each case, other than individuals who will continue to act as full time employees of the Company Entities after the Closing (unless, at least five (5) days prior to Closing, Buyer requests that Seller cause such individual to resign), such resignations or removals to be effective as of the Closing.

Confidentiality

. From and after the Closing until the five (5) year anniversary of the Closing, Seller, its Affiliates and its and their respective Representatives shall hold in confidence any and all information, whether written or oral, concerning either Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no breach of obligation of Seller, any of its Affiliates or its or their respective Representatives, (b) is lawfully acquired by Seller, any of its Affiliates or its or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) was previously disclosed by either Company or Buyer without any legal, contractual or fiduciary obligation of confidentiality on the part of a recipient thereof.  If Seller, any of its Affiliates or its or their respective Representatives are compelled to disclose any information by Law, Seller shall promptly (to the extent permitted by Law) notify Buyer in writing, and Seller, such Affiliate or such Representative, as applicable, shall disclose only that portion of such information which it is advised by its counsel in writing is required by Law to be disclosed, provided, that Seller, such Affiliate or such Representative, as applicable, shall use commercially reasonable efforts to comply with any applicable protective Order or other reasonable assurance that confidential treatment will be accorded such information obtained by Buyer, a Company Entity or their respective Representatives.

Non-competition; Non-solicitation

.  In further consideration for the payment of the Purchase Price and in order to protect the value of the Membership Interests purchased by Buyer (including the goodwill inherent in the Company Entities as of the Closing), upon the Closing of the transactions contemplated by this Agreement, Seller agrees as follows:

(a)For a period of five (5) years commencing on the Closing Date, neither Seller nor any of its direct or indirect equityholders or other Affiliates shall, directly or indirectly, (i) engage in or assist others in engaging in a Competing Business; (ii) have an interest in any Person that engages directly or indirectly in a Competing Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between either Company and customers, suppliers or other business relations of such Company.  Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)For a period of three (3) years commencing on the Closing Date, neither Seller nor any of its direct or indirect equityholders or other Affiliates shall, directly or indirectly, solicit for employment any employee of Buyer or any of its Affiliates (including the Company Entities) or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Laws in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Laws.  The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.  Any breach of this Section 5.07 by (x) an Affiliate of Seller or a direct or indirect equityholder of Seller or (y) any of their respective Representatives acting on their behalf shall, in each case, constitute a breach of this Section 5.07 as if such breach was committed by Seller directly.

Filings; Other Actions; Notifications

.

(a)Subject to the terms and conditions of this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective subsidiaries, and Seller’s and Buyer’s and their respective subsidiaries’ respective directors, managers, officers, stockholders, members and employees, to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including promptly preparing and filing, as practicable, all documentation to effect all necessary notices, reports and other filings and to promptly obtain and maintain through Closing all consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority (including any Gaming Authority) in order to consummate the transactions contemplated by this Agreement; provided, that without limiting the generality of the foregoing, each of Seller and Buyer shall submit all applicable initial applications and filings required under Gaming Laws to the relevant Gaming Authorities within forty-five (45) days after the date of this Agreement.  Each Party and its Representatives and Affiliates shall act diligently and promptly to pursue such Gaming Approvals and other applicable Permits or approvals from any Governmental Authority in connection with the making of all filings and submissions required hereby.  Buyer and Seller shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Gaming Approvals and other applicable Permits or approvals as promptly as possible.  Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable and upon the request of the other, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or Seller, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written communication or materials submitted to, any third party and/or any Governmental Authority (including any Government Antitrust/Gaming Entity) in connection with the transactions contemplated by this Agreement, provided, that in no event will Buyer or Seller be entitled to review confidential information regarding any individual who is an employee, officer or director of the other (or one of their Affiliates).  In exercising the foregoing rights, each of Buyer and Seller shall act reasonably and as promptly as practicable.  Nothing in this Agreement shall require a Party or its subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b)Subject to applicable Laws and the provisions in Section 5.08(a), Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, managers, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(c)Subject to applicable Laws and the instructions of any Governmental Authority, Buyer and Seller each shall use commercially reasonable efforts to keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly updating the other party regarding any material developments in its discussions with any Government Antitrust/Gaming Entity and furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, or any of its subsidiaries, from any third party and/or any Governmental Authority with respect to the transactions contemplated hereby.  Except with respect to routine communications with Gaming Authorities, neither Buyer nor Seller shall permit any of its Representatives to participate in any substantive telephone discussion or meeting with any Governmental Authority (including any Government Antitrust/Gaming Entity) in respect of any filings, investigation or other inquiry with respect to the transactions contemplated hereby unless, to the extent practicable, (i) it consults with the other Party in advance and (ii) unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(d)Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.08, each of Seller (in the case of Section 5.08(d)(i) set forth below) and Buyer (in all cases set forth below) (and each Party shall cause its subsidiaries and its and their respective directors, managers, officers, equityholders, members and employees to in respect of such provisions) agree to use commercially reasonable efforts to take or cause to be taken the following actions:

(i)the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws or Gaming Laws (“Government Antitrust/Gaming Entity”) of non-privileged information and documents requested by any Government Antitrust/Gaming Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii)all actions necessary or advisable to avoid the entry of any permanent, preliminary or temporary injunction or other Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust or competition Law or any Gaming Law; provided, that, such commercially reasonable efforts shall not include (x) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (y) the proffer or agreement by Buyer or its subsidiaries of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Buyer, Buyer’s subsidiaries and/or the Company Entities or (z) taking or committing to take actions that would limit Buyer, Buyer’s subsidiaries and/or the Company Entities’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses or any interest or interests therein; and

(e)Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

(f)With respect to all filings and submissions under the HSR Act as may be required of the Parties for the consummation of the transactions contemplated hereby, each of the Parties shall coordinate and cooperate with the other Parties in exchanging such information and assistance as the other Parties hereto may reasonably request. Each of the Parties shall use commercially reasonable efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Government Antitrust/Gaming Entity. In addition, no Party shall extend any waiting period under the HSR Act or enter into any agreement with any Government Antitrust/Gaming Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).

Securities Laws

.

(a)Seller acknowledges and agrees that:

(i) as of the Closing Date, the Issued Shares have not been registered under the Securities Act or the securities laws of any state and that the Issued Shares may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such Laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such Laws, is available.

(ii)Except as provided in the Stockholders Agreement, with respect to the Issued Shares, Seller has no right to require Buyer to register the Issued Shares; and

(iii)The Buyer Common Stock is listed on the NASDAQ and Buyer is required to file reports containing certain business and financial information with the SEC and may be required to file a copy of this Agreement and the other Transaction Documents with the SEC, pursuant to the reporting requirements of the Exchange Act and that Seller is able to obtain copies of such reports.

(b)The certificates or book-entry position representing the Issued Shares will bear or reflect, as applicable, legends substantially similar to the following:

“THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE

IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

Additionally, for so long as a holder of the Issued Shares is subject to any transfer restrictions set forth in the Stockholders Agreement or the other Transaction Documents, the certificates or book-entry position representing such holder’s Issued Shares will bear or reflect a legend substantially similar to the following:

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF [ ● ], BETWEEN GOLDEN ENTERTAINMENT, INC., A MINNESOTA CORPORATION, AND THE SIGNATORIES THERETO, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

Books and Records

.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)retain the books and records (including personnel files) of each Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Company; and

(ii)upon reasonable advance notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or either Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to each such Company or its businesses or operations for periods prior to the Closing; and

(ii)upon reasonable advance notice, afford the Representatives of Buyer or either Company reasonable access (including the right to make, at Buyer’s expense, as applicable, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)No Party shall be obligated to provide another Party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law or cause any loss of attorney-client privilege or similar protection; provided, that each Party shall use its commercially reasonable efforts to put in place alternative disclosure arrangements that will not result in a loss of attorney-client privilege with respect thereto.

Closing Conditions

.  From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.

Public Announcements

.  Buyer shall issue the initial press release regarding this Agreement and the transactions contemplated hereby after the Parties have mutually agreed upon the contents of such initial release, and thereafter Seller and Buyer each shall use commercially reasonable efforts to consult reasonably with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any Governmental Authority or (b) with respect to Buyer, in any periodic report filed by Buyer with the SEC after the initial disclosure of this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby by Buyer on Form 8-K (provided, that Buyer, to the extent permitted by Law, will consult with Seller on those parts of such periodic reports that relate to this Agreement and the transactions contemplated hereby to the extent such disclosure is not consistent with the scope and manner of public disclosures by the Parties related to this Agreement and the transactions contemplated hereby prior to the date such periodic reports are filed and will, in good faith, take into account Seller’s reasonable comments thereto).

Fees and Expenses

.  Except as otherwise specifically provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with this Agreement and the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected; provided, that each of Seller and Buyer shall pay fifty percent (50%) of the filing fee associated with the filing to be made by the Parties with the U.S. Federal Trade Commission and the U.S. Department of Justice pursuant to the HSR Act.

Affiliate Transactions

.

(a)Except as set forth on Section 5.14 of the Disclosure Schedules, Seller shall cause all Affiliate Transactions to be terminated and of no further force and effect as of the Closing in a manner such that none of Buyer, the Company Entities or any of their respective Affiliates has any Liability or obligation pursuant to such Affiliate Transactions.

(b)Seller shall cause the Company Entities to take all necessary actions to exercise their respective rights to purchase set forth in Section 7.4 of the Company Ground Lease

Agreement and Section 16 of each Company Personal Property Lease Agreement, and perform their respective obligations upon exercise thereof (other than, if applicable in accordance with this paragraph, the payment of the purchase price with respect thereto), such that all assets subject to such agreements shall be owned by the applicable Company Entity as of the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances).  Seller shall either (i) cause the Company Entities to deliver prior to Closing the applicable purchase price upon exercise of such rights to purchase, or (ii) record the applicable purchase price upon exercise of such rights as Indebtedness in the Closing Indebtedness Estimate such that such amounts will be paid at Closing in accordance with the applicable Payoff Letters.  Any fees and expenses associated with the consummation of the transactions contemplated by the exercise of the rights to purchase discussed above that will be Liabilities of either Company Entity shall either be (A) paid by Seller or the Company Entities prior to the Closing, or (B) treated as Company Transaction Expenses hereunder.

(c)Except as set forth on Section 5.14(c) of the Disclosure Schedules, Seller shall, and shall cause its Affiliates (other than the Company Entities) to, transfer into the Company Entities’ name(s) (as applicable), those Contracts, assets or rights currently held by Seller or such Affiliate and used in the conduct of the business of a Company as currently conducted (including those applicable Contracts, assets or rights (x) set forth in Section 3.11 of the Disclosure Schedules or (y) used in or related to the Laughlin River Regatta).  Notwithstanding the foregoing, nothing in this section nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement by Seller to assign any Contract that by its terms or by Law is non-assignable without the consent of a third party or is cancelable by a third party in the event of an assignment (a “Non-Assignable Contract”), unless and until consent from such third party has been obtained.  With respect to all Non-Assignable Contracts, Seller shall use commercially reasonable efforts to cooperate with Buyer at its request for up to eighteen (18) months following the Closing Date in endeavoring to obtain such consents; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities, provide any financial accommodation, or remain secondarily or contingently liable for any Liability to obtain any such consent and any failure to obtain any consent by Seller for any reason in and of itself shall not constitute a breach of this Agreement.  To the extent permitted by applicable Law and the terms of the Non-Assignable Contracts, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Contracts shall be held, as of and from the Closing Date, by Seller for the benefit of the Company Entities, and the covenants and obligations thereunder shall be performed by the Company Entities at the Company Entities’ expense and in Seller’s name, and all benefits and obligations existing thereunder shall be for the Company Entities’ account (and Seller shall promptly pay over to the Company Entities (as applicable) all money received by it under such Non-Assignable Contracts in respect of periods after the Closing Date); provided, that Seller may, after providing prior written notice to Buyer with reasonable detail, withhold any performance under a Non-Assignable Contract that may otherwise be reasonably requested by Buyer until Buyer or the Company Entities shall have provided Seller with all funds and other resources necessary for such performance.  As of and from the Closing Date, Seller authorizes the Company Entities, to the extent permitted by applicable Law and the terms of the Non-Assignable Contracts, at the Company Entities’ expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Contracts.  Buyer agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses solely to the extent first arising out of or relating to the Company Entities’ performance of, or failure to perform, obligations under the Non-Assignable Contracts after the Closing.  In addition to the foregoing, Seller shall, and shall cause the Company Entities to, take all actions within its control and reasonably necessary to cause the Contract set forth on Section 5.14(c) of the Disclosure Schedules to remain in full force and effect for at least six (6) months following the Closing Date at no cost to Buyer for such six-month period.

Employee Matters

.  Prior to the Closing, the Company Entities and Seller shall, in consultation with Buyer, take such action as is commercially reasonable to (i) have the Company Entities cease participation in all Benefit Plans that are maintained or sponsored by Seller (“Seller Plans”) other than the Seller Plan that is a defined contribution plan subject to Section 401(k) of the Code (the “Seller 401(k) Plan”), (ii) have all Benefit Plans in which employees of the Company Entities participate (other than the Seller 401(k) Plan) be sponsored and maintained by one or all of the Company Entities  (“Company Entity Benefit Plans”), and (iii) provide that only employees of the Company Entities will be eligible to participate in the Company Entity Benefit Plans.  In furtherance of the foregoing, Seller will cause the Seller Plans to spin-off and transfer all assets and Liabilities associated with the employees of the Company Entities to the Company Entity Benefit Plans prior to the Closing.  Following the Closing, Seller shall take all actions reasonably necessary to cause employees of the Company Entities to cease participating in the Seller 401(k) Plan.

Listing of Issued Shares

.  Buyer shall use its commercially reasonable efforts to cause the Issued Shares to be approved for listing on the NASDAQ, subject only to official notice of issuance, prior to the Closing.

Financing Cooperation

.  Seller agrees to provide such assistance (and to cause the Company Entities and its and their respective Representative to provide such assistance) with the Debt Financing as is reasonably requested by Buyer.  Such assistance shall include, but not be limited to, the following: (a) reasonable assistance with the preparation of marketing materials related to the Debt Financing; (b) timely delivery to Buyer and its respective financing sources of any financial information or other deliverables reasonably required to obtain the Debt Financing; and (c) taking such actions as are reasonably requested by Buyer or its financing sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing.  Seller hereby consents to the use of all of the Company Entities’ logos in connection with the Debt Financing. Notwithstanding the foregoing, such assistance shall not require Seller or the Company Entities to take any action that would unreasonably interfere with its ongoing business operations, subject any of the Company Entities to any Liability that is not conditioned upon consummation of the transactions contemplated hereby, or result in the Company Entities agreeing to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing, and Buyer shall reimburse Seller and the Company Entities for all reasonable, out-of-pocket expenses incurred in connection with the actions taken at Buyer’s request pursuant to this Section 5.17.

Financial Statements

.  Prior to the Closing Date, Seller shall deliver to Buyer (i) audited consolidated balance sheets of the Company Entities for the fiscal year ended December 31, 2017 and the related consolidated statements of income, members’ equity and cash flow for the fiscal year then ended, prepared in accordance with GAAP and audited by independent accountants qualified under AICPA (the “Auditors”) and (ii) unaudited consolidated balance sheets for the Company Entities for any fiscal quarter ended at least forty (40) days prior to the Closing Date and the related consolidated statements of income, members’ equity and cash flow for the fiscal quarters then ended, reviewed by the Auditors.  Commencing January 1, 2019, Seller shall prepare in accordance with GAAP, and instruct Auditor to commence auditing, consolidated balance sheets of the Company Entities for the fiscal year ended December 31, 2018 and the related consolidated statements of income, members’ equity and cash flow for the fiscal year then ended to be delivered to Buyer no later than the later of (i) the Closing Date and (ii) March 15, 2019.  The cost of the preparation of the foregoing financial statements by shall be borne by Seller.

Further Assurances

.  Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Permit Cooperation

.  From and after the date hereof, Seller shall, and shall cause the Company Entities and its and their respective Representatives to, use commercially reasonable efforts to obtain all Permits in the name of each Company necessary for the Company Entities to host, conduct and otherwise operate the Laughlin River Regatta in 2018 and for future years to the extent such Permits can reasonably be obtained as multi-year Permits.  To the extent such Permits cannot reasonably be obtained as multi-year Permits, or the Permits are issued to a Person other than the Company Entities, then from and after the Closing, Seller shall, and shall cause its Representatives to, reasonably cooperate with Buyer and its Representatives to obtain such Permits in future years or to otherwise put in place arrangements between the Company Entities and the applicable Person holding such Permits to allow the Company Entities to host, conduct or otherwise operate the Laughlin River Regatta in accordance with applicable Law.

Completion of Certain Matters Prior to Closing

.  From and after the date hereof, Seller shall, and shall cause the Company Entities to, use commercially reasonable efforts to complete the work set forth on Section 5.21 of the Disclosure Schedules.  To the extent such work is not completed to Buyer’s reasonable satisfaction prior to the Closing, the cost to complete such work (such amount, as reasonably determined by Buyer, the “Work Completion Costs”) shall reduce the amount of Working Capital on a dollar-for-dollar basis as set forth in the definition of Working Capital.

Article VI.
Tax matters

Tax Covenants

.

(a)Without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) Seller, as may be applicable to a Company, (and, prior to the Closing, the Company Entities and their respective Affiliates and their respective Representatives) shall not (i) make, change or rescind any Tax election, amend any Tax Return, settle or compromise any Action relating to Taxes or consent to any extension or waiver of any statute of limitations period relating to Taxes as such election, Action, extension or waiver applies to a Company, or (ii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction as to a Company in the case of any action in clause (i) or (ii) outside the Ordinary Course of Business that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or either Company in any Post-Closing Tax Period, except as required by Law.

(b)Except as set forth below, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including any Real Property transfer Tax and any other similar Tax) shall be borne equally by Seller and Buyer and paid when due.  Seller shall, at its own expense, timely file (taking into account any applicable extensions) any Tax Return or other document with respect to such Taxes (and Buyer shall cooperate with respect thereto as necessary).  Notwithstanding the foregoing, Seller and its Affiliates (other than the Company Entities) shall be responsible for all Taxes arising out of the transactions contemplated by Section 5.14(b).

Termination of Existing Tax Sharing Agreements

.  Seller shall cause any and all Tax sharing, Tax allocation, Tax indemnity and other similar agreements (whether written or not but excluding agreements or arrangements the primary purpose of which is not Tax) binding upon either Company to be terminated prior to the Closing.  After such termination, the Company Entities and their respective Representatives shall not have any further rights or Liabilities thereunder.

Tax Returns

(a).

(a)Seller shall prepare and timely file (taking into account any applicable extensions), or shall cause to be prepared and timely filed (taking into account any applicable extensions), all Tax Returns in respect of the Company Entities that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company Entities due on or before the Closing Date.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company Entities with respect to such items, except as required by applicable Law.

(b)Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company Entities after Closing.  Buyer shall deliver at least ten (10) days prior to the due date for the filing of any such Tax Returns relating to a Pre-Closing Tax Period or a Straddle Period to Seller for Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, but which approval shall not be required before, or prevent, timely filing of such Tax Returns.

(c)Seller shall pay, or cause to be paid, all Taxes due with respect to Tax Returns for Pre-Closing Tax Periods.  Seller shall make the payment due to Buyer with respect to all Tax Returns to be filed by Buyer after Closing but for Pre-Closing Tax Periods at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority.  With respect to Taxes of the Company Entities relating to a Straddle Period, Seller shall pay to Buyer the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the day prior to the Closing Date.  The portion of any Tax that is allocable to the taxable period that is deemed to end on the day prior to the Closing

Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company Entities terminated at the close of business on the day prior to Closing Date.  In the case of doubt, the close of business of each Company shall be equal to the closing of each entity’s Gaming day, as provided by the Gaming Authorities.

Contests

.  Seller agrees to give written notice to Buyer, and Buyer agrees to give written notice to Seller, of the receipt of any written notice which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity relating to any Tax may be sought by Buyer pursuant to this Agreement (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s or Seller’s right to indemnification hereunder.  Seller shall control the contest or resolution of any Tax Claim; provided, however, that Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Cooperation and Exchange of Information

.  The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in connection with preparing and filing any Tax Return pursuant to this Article VI or in connection with any Action in respect of Taxes of either Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities and making personnel reasonably available.  Each Party shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Entities for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

Overlap

.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII.
Conditions to closing

Conditions to Obligations of All Parties

.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)(i) The waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) all Gaming Approvals shall have been obtained and remain in full force and effect.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered Governmental Order (whether temporary, preliminary or permanent) or Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

Conditions to Obligations of Buyer

.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)(i) The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects on and as of the date hereof and at and as of the Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect; and (ii) the Fundamental Representations shall be true and correct in all respects on and as of the date hereof and at and as of the Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)All consents listed on Section 7.02(c) of the Disclosure Schedules shall have been obtained on terms and conditions reasonably satisfactory to Buyer.

(d)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any change, circumstance, effect, event or fact have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(e)As to each Company, Seller shall have duly executed and delivered to Buyer (or to an Affiliate of Buyer as Buyer may elect in its sole discretion) an assignment of the Membership Interests, in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”).

(f)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied.

(g)Seller shall have duly executed and delivered to Buyer the Stockholders Agreement and the Transition Services Agreement.

(h)Seller shall have delivered to Buyer a duly executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) dated as of the Closing Date and stating that Seller is not a foreign Person within the meaning of Section 1445 of the Code, and an Internal Revenue Service Form W-9 duly executed by Seller.

(i)The Company Entities shall have received (and delivered to Buyer) at least three (3) Business Days prior to the Closing Date, payoff letters from the holders of all Indebtedness for borrowed money of the Company Entities or their Affiliates (the “Payoff Letters”), in form and substance reasonably satisfactory to Buyer, that reflect the amounts required in order to pay off in full (with respect to Indebtedness for borrowed money of the Company Entities) or pay down (with respect to Indebtedness for borrowed money of Affiliates of the Company Entities) such Indebtedness outstanding as of the Closing Date to the extent necessary, in each case, to extinguish (a) any further Liability of the Company Entities for such Indebtedness and (b) all Encumbrances with respect to the assets of the Company Entities theretofore associated with such Indebtedness.

Conditions to Obligations of Seller

.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except for any such failure to be so true and correct that, individually or in the aggregate, would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)Seller shall have received a certificate from Buyer, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d)As to each Company, Buyer (or an Affiliate of Buyer as Buyer may elect in its sole discretion) shall have duly executed and delivered to Seller the Assignment and Assumption Agreement.

(e)Buyer shall have duly executed and delivered to Seller the Stockholders Agreement and the Transition Services Agreement.

(f)The Issued Shares shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Article VIII.
Indemnification

Survival

.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations shall survive indefinitely; provided, further, that the representations and warranties set forth in the last sentence of Section 3.20(a) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, further, that the representations and warranties set forth in Section 3.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.  All covenants and agreements of the Parties contained herein shall survive the Closing until fully performed in accordance with their terms.  Notwithstanding the foregoing, (a) any claims asserted in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved and (b) nothing in this Agreement shall limit a Party’s ability to make a claim for fraud or intentional misrepresentation at any time following Closing.

Indemnification By Seller

.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify and defend Buyer and its Affiliates (including, after the Closing, each Company) and its and their respective Representatives (collectively, the “Buyer Indemnitees” and individually a “Buyer Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred, sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)except to the extent specifically included as a current Liability in the Closing Working Capital as finally determined pursuant to Section 2.05: (i) all Taxes of either Company for all Pre-Closing Tax Periods; (ii) all Taxes of Seller and its Affiliates (other than the Company Entities) for any taxable period; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company (or any predecessor of either Company) is or was a member (other than Taxes of the Company Entities) on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of non-U.S., state or local Law; and (iv) any and all Taxes of any Person imposed on either Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing;

(d)any Indebtedness or Company Transaction Expenses to the extent not included in the calculation of Final Cash Consideration, as finally determined in accordance with Section 2.05; or

(e)any Excluded Liabilities.

Indemnification By Buyer

.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees” and individually a “Seller Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Liability of either Company Entity solely to the extent (i) first arising after the Closing and (ii) not subject to indemnification by Seller pursuant to Section 8.02.

Certain Limitations

.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $1,500,000 (the “Basket”), at which time Seller shall indemnify the Buyer Indemnitees for all such Losses from the first dollar; provided, that the foregoing limitation shall not apply to any breach or alleged breach of any Fundamental Representations or the representations and warranties set forth in the last sentence of Section 3.20(a) or Section 3.21.

(b)Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a), exceeds the Basket, at which time Buyer shall indemnify the Seller Indemnitees for all such Losses from the first dollar; provided, that the foregoing limitation shall not apply to any breach or alleged breach of the representations and warranties set forth in Section 4.01 or Section 4.04.

(c)Notwithstanding any other provision to the contrary, the maximum Liability of Seller and Buyer for Losses under Section 8.02(a), respectively, shall be $12,500,000 in the aggregate; provided, that the obligations of Seller to indemnify the Buyer Indemnitees for Losses resulting from a breach or alleged breach of any Fundamental Representations or the representations and warranties set forth in Section 3.21 shall be capped at the Purchase Price. Furthermore, indemnification claims pursuant to Section 8.02(a) or Section 8.03(a) must be brought within the applicable survival periods set forth in Section 8.01.

(d)Notwithstanding the foregoing, the limitations set forth in this Section 8.04 shall not apply to Losses as a result of fraud or willful misrepresentation.  Solely with respect to actions grounded in fraud or willful misrepresentation, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(e)For purposes of this Article VIII, the amount of Losses incurred by the applicable Seller Indemnitee or Buyer Indemnitee as a result of any inaccuracy in or breach of any representation or warranty shall each be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)The amount of any Losses subject to indemnification pursuant to this Agreement shall be calculated net of any insurance proceeds or other amounts under indemnification agreements actually received by the Indemnified Party on account of such Loss.  The existence of a claim by an Indemnified Party for monies from an insurer or other party shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  Rather, the Indemnifying Party shall make timely payment of the full amount of Losses determined to be due and owing by it, and if the Indemnified Party later actually recovers insurance or other proceeds in respect of such Losses then the Indemnified Party shall promptly reimburse the Indemnifying Party to the extent necessary to avoid double recovery of the same Losses.  The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder.  Any deductible or increase in insurance premiums attributable to claims made shall be indemnifiable Losses.

Indemnification Procedures

.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than forty-five (45) days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) relates to any criminal or quasi-criminal matter or (z) the Indemnified Party is reasonably advised by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that Indemnifying Party cannot assert on behalf of the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to or is not permitted under this Section 8.05(a) to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) except as provided in this Section 8.05(b).  Notwithstanding the foregoing, the consent of the Indemnified Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of any violation of Law or guilt by the Indemnified Party (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by or on behalf of the Indemnifying Party.

(c)Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than forty-five (45) days after the Indemnified Party becomes aware of such

Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to each Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty-day (30-day) period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Payments

.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to the Indemnified Party; provided, that, if Seller is the Indemnifying Party, at Seller’s option, Seller may satisfy its payment obligations pursuant to this Section 8.06 by transferring to an Indemnified Party a number of Issued Shares (rounded up to the nearest whole number) equal to (x) the amount of such obligations divided by (y) the Signing Share Price (it being agreed that, for the avoidance of doubt, if Seller does not hold a sufficient number of Issued Shares to fully satisfy its payment obligations pursuant to this Section 8.06, then it shall remain obligated to pay any such remaining payment obligations in cash).

Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Laws.

Effect of Investigation

.  Except as set forth in Section 8.08 of the Disclosure Schedules, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Release

.  As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Membership Interests for the consideration to be paid or provided to Seller in connection with such purchase, as of the Closing, Seller, on its behalf and on behalf of its Affiliates and direct or indirect equityholders and its and their respective successors and assigns (each, a “Releasor”), does hereby irrevocably and unconditionally agree and covenant not to sue or prosecute against the Company Entities, their respective subsidiaries and Buyer and each of their respective Representatives, Affiliates, equityholders, directors, members, managers, employees, agents, officers successors and assigns (each, a “Releasee”) and hereby forever waives, releases and discharges, to the fullest extent permitted by applicable Law each Releasee from any and all Actions or Liabilities whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Releasees, solely to the extent based on facts, whether or not now known, existing on or before the Closing Date and solely to the extent relating to the Company Entities, their respective subsidiaries or their respective businesses; provided, however, that nothing contained herein shall operate to release, waive or discharge any obligation of Buyer, or otherwise restrict or limit any rights of Seller, arising under this Agreement or any documents or instruments delivered in connection herewith (including the Transaction Documents).

Exclusive Remedies

.  The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled under Section 10.10 hereof or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article IX.
Termination

Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)By the mutual written consent of the Parties;

(b)By any Party:

(i)If there shall have been any breach by the other Party of any representation, warranty, covenant, obligation or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Article VII hereunder and (B) either (1) cannot be cured or (2) has not been cured within thirty (30) days after written notice from the other Party of such intent to terminate prior to the Outside Date;

(ii)If a court of competent jurisdiction or other Governmental Authority shall have issued an Order or Law or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such Order, Law or other Action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any Party whose failure to comply with Section 5.08 has been the primary cause of such Order, decree, ruling or other Action; or

(iii)If the Closing shall not have occurred by July 14, 2019 (the “Outside Date”); provided, however that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available if the failure of the Party so requesting termination to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Effect of Termination

.  Notwithstanding anything else to the contrary in this Agreement, in the event of a valid termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party hereto (or any direct or indirect equityholder, stockholder, partner, controlling Person, member, manager, Affiliate or Representative of such Party or such Party’s Affiliates or any of the foregoing’s successors and assigns) except:

(a)the provisions set forth in this Section 9.02 and Article X shall remain in full force and effect; and

(b)that nothing herein shall relieve any Party hereto from Liability for any willful and intentional breach of any representation herein, or any breach of an agreement or obligation hereof prior to such termination.

Article X.
Miscellaneous

Notices

.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

If to Seller:Marnell Gaming, LLC

6700 Via Austi Parkway, Suite A

Las Vegas, NV 89119

Attention:  Anthony Marnell, III, and Matthew Woodhead

Email: am3@marnellgaming.com and mwoodhead@marnellgaming.com with a copy to: Holland & Hart LLP

5441 Kietzke Lane, Suite 200

Reno, NV  89511

Attention: David Garcia and James Newman

Email:	dgarcia@hollandhart.com and jnewman@hollandhart.com

If to Buyer:	Golden Entertainment, Inc. 6595 S. Jones Boulevard Las Vegas, Nevada 89118 Attention: General Counsel Email: Phyllis.Gilland@ACEPLLC.com

with a copy to:	Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

Attention: Steven Stokdyk and Jason Morelli

E-mail: steven.stokdyk@lw.com and jason.morelli@lw.com

Interpretation

.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) reference herein to any document or other information being “made available” or “provided” to Buyer prior to the date hereof shall be deemed satisfied by (i) the posting of any such document or information in the virtual data room of the Company Entities or their respective Affiliates hosted by Firmex at least two (2) Business Days prior to the date hereof or (ii) Seller or its Representatives providing the documents set forth on Section 10.02 of the Disclosure Schedules to Buyer or its Representatives via email.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; provided that the Disclosure Schedules and the disclosures and information contained therein shall not be deemed to broaden in any way the scope or effect of any of the representations or warranties of Seller set forth in Article III this Agreement.

Headings

.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Severability

.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 5.07(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Entire Agreement

.  This Agreement (including any exhibits and schedules hereto and the Disclosure Schedules) and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter including, without limitation, that certain letter dated May 3, 2018, executed by Buyer and the letter agreement dated May 4, 2018, executed by Buyer and Seller.  Notwithstanding the foregoing, nothing in this Agreement shall supersede or terminate the Parties’ respective obligations under the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms; provided, that the Confidentiality Agreement shall automatically terminate at Closing with respect to confidential information of the Company Entities, but shall remain in effect in accordance with its terms with respect to confidential information of Seller.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Successors and Assigns

.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, (a) assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries or (b) collaterally assign its rights hereunder to its Debt Financing sources or any collateral agent or trustee therefor.  No assignment shall relieve the assigning Party of any of its obligations hereunder, and, for the avoidance of doubt, any such assignor shall remain liable in all respects as a co-obligor for all obligations of such assigning Party set forth herein or in any Transaction Document.

No Third-party Beneficiaries

.  Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Amendment and Modification; Waiver

.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

.

(a)This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(C).

Specific Performance

.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) each of Buyer and Seller shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the Parties are entitled under this Agreement and (b) the right of specific enforcement in favor of Buyer and Seller is an integral part of the transactions contemplated by this Agreement and without that right, neither of the Parties would have entered into this Agreement.  Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that neither Buyer nor Seller, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10, shall be required to provide any bond or other security in connection with any such Action.

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Limitation on Recourse

.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth in this Agreement.  No former, current or future direct or indirect equity holders, controlling Persons, stockholders, Representatives, members, managers, Affiliates, general or limited partners or assignees of any Party or of any former, current or future direct or indirect equity holder, controlling Person, stockholder, Representative, member, manager, general or limited partner, Affiliate, or assignee of any Party shall have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of such Party under this Agreement or of or for any Action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a Party or another Person or otherwise.

Conflict Waiver; Privilege

.  Buyer and Seller agree that, notwithstanding any current, future, or prior representation of any of the Seller, or the Company or any of its Affiliates by Holland & Hart LLP (“H&H”), H&H shall be allowed to represent Seller or any of Seller’s respective Affiliates in any matters and/or disputes (or any other matter), including any matter or dispute adverse to Buyer or the Company Entities, or any of their respective Affiliates, that either is existing on the date hereof or that arises in the future and relates to this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder, and Buyer (for itself and, for all periods after the Closing, the Company Entities) and Seller hereby (a) waive any claim they have or may have that H&H has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after Closing between Buyer, the Company Entities, or either of their respective Affiliates (on the one hand) and Seller or any of Seller’s respective Affiliates (on the other hand), H&H may represent Seller or such Affiliate of Seller in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer, the Company Entities, or any of their respective Affiliates, and even though H&H may have represented a Company in a matter substantially related to such dispute.  Buyer (for itself and, for all periods after the Closing, the Company Entities) also further agrees that, as to all communications among H&H and Seller, the Company Entities, and any of their respective Affiliates that relate in any way to this Agreement and the other Transaction Documents, and the transactions contemplated hereunder and thereunder, including all right, title and interest in and to such communications, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to and may be controlled exclusively by Seller and shall not be deemed to have ever been conveyed, passed to, or claimed by Buyer or any of its Affiliates or, following the Closing, by the Company Entities, as it relates to the contemplation, negotiation or drafting of this Agreement and the other Transaction Documents (including preparation of the Disclosure Schedules).  Accordingly, no Person other than Seller controls the attorney-client privilege with respect to such communication or is able to waive the privilege.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Marnell GAMING, LLC

By	/s/ Anthony A. Marnell III___ Name: Anthony A. Marnell III Title: Chief Executive Officer

GOLDEN ENTERTAINMENT, INC.

By	/s/ Charles H. Protell________

Name: Charles H. Protell

Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Form of STOCKHOLDERS Agreement

1

Exhibit B

FORM OF TRANSITION SERVICES Agreement

1

Exhibit C

ASSIGNMENT and assumption agreement

2